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Exhibit (a)(1)(i)

        Offer to Purchase for Cash
Any and All Outstanding Shares of Common Stock
of

NPS Pharmaceuticals, Inc.

at

$46.00 Net Per Share

by

Knight Newco 2, Inc.

an indirect wholly owned subsidiary of each of

Shire Pharmaceutical Holdings Ireland Limited

and

Shire plc

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, FEBRUARY 20, 2015, UNLESS THE OFFER IS EXTENDED.

        This offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 11, 2015, among NPS Pharmaceuticals, Inc., a Delaware corporation ("NPS"), Shire Pharmaceutical Holdings Ireland Limited, a company incorporated in Ireland ("SPHIL"), Knight Newco 2, Inc. ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of each of Shire plc, a company incorporated in Jersey, Channel Islands ("Shire"), and SPHIL, and solely for the limited purposes set forth therein, Shire. Purchaser is offering to purchase any and all of the shares of common stock, par value $0.001 per share, of NPS for $46.00 per share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer").

        The Board of Directors of NPS has unanimously (a) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the merger contemplated thereby (the "Merger"), are fair to and in the best interests of NPS's stockholders, (b) approved, adopted and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (c) recommended that NPS's stockholders accept the Offer.

        The Offer is not conditioned on obtaining financing or the funding thereof. However, the Offer is subject to various other conditions, and a summary of the principal terms of the Offer, including such conditions, appears on pages (1) through (6). This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully before deciding whether to tender your shares.

        January 23, 2015

 IMPORTANT

        If you desire to tender all or any portion of your shares of NPS common stock in the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificate to Citibank, N.A., the depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedures for Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the depositary prior to the expiration of the Offer, you may be able to tender your shares of NPS common stock using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the information agent for the Offer, toll free, at (800) 322-2855 for assistance. See "Section 3—Procedures for Tendering Shares" for further details.

  •
  If you hold your shares of NPS common stock through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your NPS shares be tendered.

    The Letter of Transmittal, the certificates for the shares and any other required documents must reach the depositary prior to the expiration of the Offer (currently scheduled for 12:00 midnight, New York City time, at the end of Friday, February 20, 2015, unless extended), unless the procedures for guaranteed delivery described in "The Offer—Section 3—Procedure for Tendering Shares" of this Offer to Purchase are followed.

    This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

* * *

        Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

        Schedule I Directors and Executive Officers of Shire plc, Shire Pharmaceutical Holdings Ireland Limited and Knight Newco 2, Inc.

i

 SUMMARY TERM SHEET

        We, Knight Newco 2, Inc. ("Purchaser"), an indirect wholly owned subsidiary of each of Shire Pharmaceutical Holdings Ireland Limited ("SPHIL") and Shire plc ("Shire"), are offering to purchase any and all outstanding shares of common stock, par value $0.001 per share, of NPS Pharmaceuticals, Inc. ("NPS") for $46.00 per share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to the Agreement and Plan of Merger, dated as of January 11, 2015, among NPS, SPHIL, Purchaser and, solely for the limited purposes set forth therein, Shire. The following are some of the questions you, as an NPS stockholder, may have, and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and you should carefully read this Offer to Purchase, the accompanying Letter of Transmittal and the accompanying Notice of Guaranteed Delivery in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery. We have included cross-references to other sections of this Offer to Purchase in this summary term sheet to direct you to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms "we," "our" and "us" refer to Purchaser.

Who is offering to buy my securities?

        Our name is Knight Newco 2, Inc. We are a Delaware corporation formed for the purpose of making this tender offer for any and all of the common stock of NPS. We are an indirect wholly owned subsidiary of SPHIL, a company incorporated in Ireland. SPHIL is a wholly owned subsidiary of Shire, a leading specialty biopharmaceutical company incorporated in Jersey, Channel Islands. See the "Introduction" to this Offer to Purchase and "Section 9—Certain Information Concerning Purchaser and SPHIL."

What securities are you offering to purchase?

        We are offering to purchase any and all of the outstanding common stock, par value $0.001 per share, of NPS, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. We refer to each share of NPS common stock as a "share." See the "Introduction" to this Offer to Purchase and "Section 1—Terms of the Offer."

How much are you offering to pay for my securities and what is the form of payment?

        We are offering to pay $46.00 per share, net to the seller in cash, without interest and less any required withholding taxes. If you are the record holder of your shares (i.e., a stock certificate or uncertificated stock has been issued to you) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to pay for the shares?

        Yes. We estimate that we will need approximately $5.3 billion to purchase all shares pursuant to the offer, to consummate the merger, to pay amounts payable in respect of certain stock options, restricted stock units held by NPS employees and directors, to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the offer and the merger. Shire (as original guarantor and original borrower) and Shire Global Finance (as Shire's English process agent only) have entered into a new US $850 million short-term facility agreement to provide part of the financing for the acquisition. Shire is also party to an existing US $2.10 billion revolving facilities agreement that is available to finance a portion of the acquisition. Shire will provide us with the necessary funds to fund the acquisition through borrowings under such facilities and cash on hand. Completion of the offer and the merger is not conditioned on obtaining financing or the funding thereof. See "Section 10—Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

        No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  •
  the offer is being made for any and all outstanding shares solely for cash;

  •
  as described above, we, through our ultimate parent company, Shire, will have sufficient funds to purchase all shares validly tendered, and not validly withdrawn, in the offer and to provide funding for the merger, which is expected to follow as promptly as practicable following the completion of the offer;

  •
  consummation of the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we expect to acquire any remaining outstanding shares for the same cash per share price in the merger.

        See "Section 10—Source and Amount of Funds."

What are the most significant conditions to the offer?

        The offer is conditioned upon, among other things:

  •
  a majority of the outstanding shares having been validly tendered and not validly withdrawn prior to the expiration of the offer (as may be extended from time to time); and

  •
  any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the offer.

        Other conditions to the offer are described in "Section 15—Conditions to the Offer." See also "Section 16—Certain Legal Matters; Regulatory Approvals." Consummation of the offer is not conditioned on obtaining financing or the funding thereof.

Is there an agreement governing the offer?

        Yes. NPS, SPHIL, Purchaser and, solely for the limited purposes set forth therein, Shire have entered into the Agreement and Plan of Merger, dated as of January 11, 2015. Pursuant to the merger agreement, the parties have agreed on, among other things, the terms and conditions of the offer and, following consummation of the offer, the merger of Purchaser with and into NPS. See the "Introduction" to this Offer to Purchase and "Section 13—The Transaction Documents—The Merger Agreement."

What does NPS's board of directors think about the offer?

        NPS's board of directors has unanimously:

  •
  determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of NPS's stockholders;

  •
  approved, adopted and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

  •
  recommended that NPS's stockholders accept the Offer.

        NPS will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission indicating the approval of the transaction by its board of directors and recommending that NPS's stockholders tender their shares in the offer.

How long do I have to decide whether to tender in the offer?

        You have until at least 12:00 midnight, New York City time, at the end of Friday, February 20, 2015, to decide whether to tender your shares in the offer. See "Section 1—Terms of the Offer." If you cannot deliver everything required to make a valid tender to Citibank, N.A., the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "Section 3—Procedure for Tendering Shares." In addition, if we extend the offer as described below under "Introduction" to this Offer to Purchase, you will have an additional opportunity to tender your shares. Please be aware that if your shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the expiration time of the offer.

When and how will I be paid for my tendered shares?

        Subject to the terms and conditions of the offer, we will pay for all validly tendered and not validly withdrawn shares promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer set forth in "Section 15—Conditions to the Offer."

        We will pay for your validly tendered and not validly withdrawn shares by depositing the purchase price with Citibank, N.A., the depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in "Section 3—Procedure for Tendering Shares"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

Can the offer be extended and under what circumstances?

        Yes. If at the scheduled expiration time of the offer, including following a prior extension, any condition to the offer has not been satisfied or waived, then we may extend the offer in our discretion for up to ten business days. In addition, if on one or more occasions in such circumstances NPS requests an extension of the offer prior to or within two hours from the time we deliver notice of expiration of the offer to NPS, we will extend the offer for up to ten business days. We will also extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff that is applicable to the offer or for any period otherwise required by applicable law. Additionally, if NPS's board of directors notifies us, during the four business day period before the then scheduled expiration of the offer, that it intends to withdraw or modify in a manner adverse to us its recommendation that NPS stockholders accept the offer because of material events or changes in circumstances arising after the date of the Merger Agreement not involving an alternative acquisition proposal that were not known to NPS as of or prior to the date of the Merger Agreement, we will extend the offer for at least four business days. See "Section 1—Terms of the Offer." And "Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer."

How will I be notified if the offer is extended?

        If we extend the offer, we will inform Citibank, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire.

How do I tender my shares?

        If you wish to accept the offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Citibank, N.A., the depositary for the offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the depositary prior to the expiration of the offer. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Tendering Shares."

  •
  If you are a record holder and your stock is certificated, but your stock certificate is not available or you cannot deliver it to the depositary prior to the expiration of the offer, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the information agent for the offer, toll free, at (800) 322-2855 for assistance. See "Section 3—Procedure for Tendering Shares" for further details.

  •
  If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered.

How do I tender shares that are not represented by a certificate?

        If you directly hold uncertificated shares in an account with NPS's transfer agent, Computershare, you should follow the instructions for book-entry transfer of your shares as described in Section 3 of this Offer to Purchase and in the attached Letter of Transmittal. If you hold your uncertificated NPS shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your NPS shares be tendered.

Until what time can I withdraw tendered shares?

        You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration time of the offer (as it may be extended from time to time). Further, if we have not accepted your shares for payment by March 23, 2015, you may withdraw them at any time after March 23, 2015. Once we accept your tendered shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them.

How do I withdraw tendered shares?

        To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to Citibank, N.A., the depositary for the offer, while you have the right to withdraw the shares. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the shares. See "Section 4—Withdrawal Rights."

Can holders of stock options or restricted stock units ("RSUs") participate in the offer?

        The offer is only for shares of common stock of NPS and not for any options to acquire shares or outstanding RSUs. If you hold unexercised stock options and you wish to participate in the offer, you must exercise your stock options (to the extent they are exercisable) in accordance with the terms of the applicable NPS stock plan and stock option award agreement, and tender the shares received upon the exercise in accordance with the terms of the offer. As of the closing of the offer, all then-outstanding stock options (whether or not vested) will be cancelled in exchange for a single lump sum cash payment in an amount equal to the product of (i) the total number of shares subject to such stock options and (ii) the excess, if any, of the price being paid in the offer over the exercise price per share of such stock options, less any required withholding taxes. Each unexercised stock option with an exercise price equal to or greater than the price being paid in the offer will be cancelled without the provision of any consideration. As of the closing of the offer, all then-outstanding RSUs will be cancelled in exchange for a single lump sum cash payment in an amount equal to the product of (i) the price being paid in the offer and (ii) the total number of shares subject to such RSUs, less any required withholding taxes. In the case of RSUs subject to performance vesting criteria, the total number of shares subject to such RSUs will be determined as if the applicable performance objectives had been achieved at the target performance level. See "Section 13—The Transaction Documents—The Merger Agreement—Stock Options" and "Section 13—The Transaction Documents—The Merger Agreement—Restricted Stock Units."

Will the offer be followed by a merger if not all of the shares are tendered in the offer?

        If we purchase at least a majority of the outstanding shares in the offer and the other conditions to the merger are satisfied or waived, assuming certain statutory requirements are met, we will effect the merger of us into NPS as soon as practicable (and in no event later than one business day following the date on which Shares are first accepted for purchase under the Offer) in accordance with the terms of the merger agreement without a vote or any further action by the stockholders of NPS pursuant to Delaware law. If the merger takes place, NPS will become a wholly owned subsidiary of SPHIL, and all remaining stockholders (other than NPS, with respect to Shares held as treasury stock, us, with respect to any Shares we have irrevocably accepted for purchase in the Offer, and any stockholders who have properly exercised their appraisal rights under Delaware law) will receive the price per share paid in the offer. See the "Introduction" to this Offer to Purchase and "Section 12—Purpose of the Offer; Plans for NPS; Stockholder Approval; Appraisal Rights" and "Section 13—The Transaction Documents—The Merger Agreement."

If I decide not to tender, how will the offer affect my shares?

        If the merger takes place between NPS and us, NPS stockholders not tendering their shares in the offer (other than NPS, with respect to shares held as treasury stock, us, with respect to any shares we have irrevocably accepted for purchase in the Offer, and any stockholders who have properly exercised their appraisal rights under Delaware law) will receive cash in an amount equal to the price per share paid in the offer. If we accept and purchase shares in the offer, we will effect the merger of us into NPS as soon as practicable (and in no event later than one business day following the date on which Shares are first accepted for purchase under the Offer) in accordance with the terms of the merger agreement without a vote or any further action by the stockholders of NPS pursuant to Delaware law. If, however, the merger does not take place and the offer is consummated, there may be so few remaining stockholders and publicly traded shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares held by stockholders other than us.

We cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares. Also, NPS may no longer be required to make filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See "Section 7—Possible Effects of the Offer on the Market for the shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations" and "Section 13—The Transaction Documents—The Merger Agreement."

        Assuming the requirements of Section 251(h) of the Delaware General Corporation Law are satisfied, no stockholder vote will be required to consummate the merger, and we do not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger. See "Section 12—Purpose of the Offer; Plans for NPS; Stockholder Approval—No Stockholder Approval."

Are appraisal rights available in either the offer or the merger?

        Appraisal rights are not available as a result of the offer. However, if the merger is consummated, appraisal rights will be available to holders of shares that are not tendered and who do not vote in favor of the merger, subject to and in accordance with Delaware law. A holder of shares must properly perfect such holder's right to seek the "fair value" of his, her or its shares under Delaware law in connection with the merger in order to exercise appraisal rights under Delaware law. See "Section 12—Purpose of the Offer; Plans for NPS; Stockholder Approval; Appraisal Rights—Appraisal Rights."

What is the market value of my shares as of a recent date?

        On January 9, 2015, the last full trading day before we announced our intention to commence the offer, the highest reported intraday sale price of the shares on the NASDAQ Global Market ("NASDAQ") was $42.85 per share. On January 22, 2015, the last full trading day before the date of this Offer to Purchase, the highest reported intraday sale price of the shares on NASDAQ was $45.89. Please obtain a recent quotation for the shares before deciding whether or not to tender your shares.

What are the U.S. federal income tax consequences of exchanging my shares pursuant to the offer?

        In general, your exchange of shares for cash pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of exchanging your shares pursuant to the offer in light of your particular circumstances. See "Section 5—Certain U.S. Federal Income Tax Consequences."

Who can I talk to if I have questions about the offer?

        You can call MacKenzie Partners, Inc., the information agent for the offer, toll free, at (800) 322-2885.

To the Stockholders of NPS Pharmaceuticals, Inc.:

INTRODUCTION

        Knight Newco 2, Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of each of Shire plc, a company incorporated in Jersey, Channel Islands ("Shire"), and Shire Pharmaceutical Holdings Ireland Limited, a company incorporated in Ireland ("SPHIL"), is offering to purchase any and all outstanding shares (the "Shares") of common stock, par value $0.001 per share, of NPS Pharmaceuticals, Inc., a Delaware corporation ("NPS"), for $46.00 per Share (the "Offer Price"), net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Unless the context requires otherwise, the terms "we," "our" and "us" refer to Purchaser.

        You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at a current rate of 28% on the gross proceeds payable to you. See "Section 3—Procedures for Tendering Shares—Backup U.S. Federal Income Tax Withholding." Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Citibank, N.A., the depositary for the offer (the "Depositary"), and MacKenzie Partners, Inc., the information agent for the offer (the "Information Agent"), incurred in connection with the Offer. See "Section 17—Fees and Expenses."

        We are making the Offer pursuant to the Agreement and Plan of Merger, dated as January 11, 2015 (the "Merger Agreement"), among NPS, SPHIL, Purchaser and, solely for the limited purposes set forth therein, Shire. The Merger Agreement provides, among other things, that as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement (and in no event later than one business day following the date on which Shares are first accepted for purchase under the Offer), Purchaser will merge with and into NPS (the "Merger"), with NPS continuing as the surviving corporation and an indirect wholly owned subsidiary of SPHIL. At the effective time of the Merger (the "Merger Effective Time"), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under Section 262 of the Delaware General Corporation Law (the "DGCL"), any Shares held by NPS as treasury stock and each Share irrevocably accepted for purchase by us in the Offer) will be converted into the right to receive the Offer Price in cash, without interest and less any required withholding taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in "Section 15—Conditions to the Offer." "Section 13—The Transaction Documents—The Merger Agreement" contains a more detailed description of the Merger Agreement. "Section 5—Certain U.S. Federal Income Tax Consequences" describes certain U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

        The Offer is being made only for Shares and is not made for any NPS Stock Options (as defined below) or NPS Stock Units (as defined below). The Merger Agreement provides that, upon the time at which Shares are first accepted for payment under the Offer (the "Offer Closing Date"), each then-outstanding and unexercised option to purchase Shares from NPS ("NPS Stock Option") (whether vested or unvested) will be cancelled as of the Offer Closing Date in exchange for a single lump sum cash payment in an amount equal to the product of (i) the total number of Shares subject to such NPS Stock Option immediately prior to such cancelation and (ii) the excess, if any, of the Offer Price over the exercise price per Share of such NPS Stock Option, less any required withholding taxes. Each unexercised NPS Stock Option with an exercise price equal to or greater than the Offer Price will be cancelled without the provision of any consideration. All outstanding restricted stock units ("NPS Stock Unit") (whether vested or unvested) as of the Offer Closing Date will be cancelled in exchange for a single lump sum cash payment in an amount equal to the product of (i) the Offer Price and (ii) the total number of shares subject to such NPS Stock Unit, less any required withholding taxes. In the case of NPS Stock Units subject to performance vesting criteria, the total number of shares subject to NPS Stock Units will be determined as if the applicable performance objectives had been achieved at the target performance level.

        The Board of Directors of NPS (the "NPS Board") has unanimously (a) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of NPS's stockholders, (b) approved, adopted and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (c) recommended that NPS's stockholders accept the Offer.

        NPS will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with the Securities and Exchange Commission (the "SEC") and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 will include a more complete description of the NPS Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby and therefore stockholders are encouraged to review the Schedule 14D-9 carefully.

        The Offer is conditioned upon, among other things, (i) immediately prior to the expiration of the Offer, there being validly tendered and not validly withdrawn prior to the expiration of the Offer a number of Shares (excluding Shares tendered pursuant to notices of guaranteed delivery for which Shares have not been delivered) which, together with the Shares then owned by SPHIL and its subsidiaries, represents at least a majority of the Shares outstanding (the "Minimum Condition") and (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act"). The Offer is not conditioned upon SPHIL's or Purchaser's obtaining financing or the funding thereof. These and other conditions to the Offer are described in "Section 15—Conditions to the Offer" and "Section 16—Certain Legal Matters; Regulatory Approvals."

        According to NPS, as of January 20, 2015, there were outstanding (i) 107,168,301 Shares, (ii) no shares of preferred stock, (iii) NPS Stock Options to purchase (at a weighted-average exercise price of $13.00 per Share) an aggregate of 6,048,248 Shares (of which options to purchase an aggregate of 3,220,788 Shares were exercisable) and (iv) NPS Stock Units with respect to 1,507,975 Shares. If we assume no additional Shares are issued prior to the expiration of the Offer (including no Shares issued upon exercise of the outstanding NPS Stock Options or under the outstanding NPS Stock Units or otherwise under any NPS equity compensation plan) we anticipate that the Minimum Condition would be satisfied if approximately 53,584,151 Shares are validly tendered pursuant to the Offer and not validly withdrawn.

        We currently intend, as soon as practicable (and in no event later than one business day following the date on which Shares are first accepted for purchase under the Offer) after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of NPS.

        Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquiror holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer (and in no event later than one business day following the date on which Shares are first accepted for purchase under the Offer), without a meeting of NPS stockholders, in accordance with Section 251(h) of the DGCL. See "Section 12—Purpose of the Offer; Plans for NPS; Stockholder Approval."

        The Offer is conditioned upon the fulfillment of the conditions described in "Section 15—Conditions to the Offer." The Offer will expire at 12:00 midnight, New York City time, at the end of Friday, February 20, 2015, unless we extend the Offer. See "Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

 THE OFFER

1.
Terms of the Offer.

        Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for any and all Shares that are validly tendered and not validly withdrawn in accordance with the procedures set forth in "Section 3—Procedures for Tendering Shares" on or prior to the Expiration Time. "Expiration Time" means 12:00 midnight, New York City time, at the end of Friday, February 20, 2015, unless extended, in which event "Expiration Time" means the latest time and date at which the Offer, as so extended, expires.

        The Offer is subject to the conditions set forth in "Section 15—Conditions to the Offer," which include, among other things, satisfaction of the Minimum Condition and expiration or termination of the applicable waiting period under the HSR Act. See "Section 16—Certain Legal Matters; Regulatory Approvals." Subject to the satisfaction and waiver of the conditions to the Offer, we will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time. We may extend the Offer on one or more occasions, until the Termination Date (as such term is defined in "Section 13—The Transaction Documents—The Merger Agreement"), without the consent of NPS, if at any scheduled Expiration Time, any condition to the Offer has not been satisfied or waived or if such extension is otherwise required by applicable law or any rule, regulation, interpretation or position of the SEC applicable to the Offer. In addition, in such circumstances, Purchaser must, upon the written request of NPS delivered prior to, or within two hours following, notice by SPHIL to NPS of the expiration of the Offer, extend the Offer, on one or more occasions, until the Termination Date, to permit such condition to be satisfied. Notwithstanding the foregoing, under the terms of the Merger Agreement, Purchaser may not terminate or withdraw the Offer other than in connection with the termination of the Merger Agreement. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See "Section 4—Withdrawal Rights." Any individual extension of the Offer may not exceed ten business days unless the parties agree otherwise.

        We also reserve the right to waive any of the conditions to the Offer and to make any change in the terms of the Offer, provided that NPS's prior written consent is required for us to (i) waive or change the Minimum Condition, (ii) decrease the Offer Price, (iii) change the form of consideration to be paid in the Offer, (iv) decrease the number of Shares sought in the Offer, (v) impose conditions to the Offer other than the conditions described in "Section 15—Conditions to the Offer," (vi) extend or otherwise change the Expiration Time, except as described under "Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer," or (vii) otherwise amend, modify or supplement any of the terms of the Offer or the conditions of the Offer in a manner adverse to the holders of Shares or make any of the conditions to the Offer or the other terms of the Offer more onerous. Purchaser will not provide a "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days generally is required to allow adequate dissemination and investor response. If, prior to the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

        Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

        As soon as practicable after the Offer Closing Date (and in no event later than one business day following the date on which Shares are first accepted for purchase under the Offer), Purchaser and SPHIL expect to complete the Merger without a vote of the stockholders of NPS pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        NPS has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.
Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for, promptly after the Expiration Time, any and all Shares validly tendered and not validly withdrawn prior to the Expiration Time. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see "Section 16—Certain Legal Matters; Regulatory Approvals."

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser's obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "Section 3—Procedure for Tendering Shares—Book-Entry Delivery")), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or in connection with a book-entry transfer, an Agent's Message (defined in "Section 3—Procedure for Tendering Shares—Book-Entry Delivery") and (iii) any other required documents. Accordingly, payment may be made to tendering stockholders at different times if delivery of their respective Shares and other required documents occurs at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see "Section 3—Procedure for Tendering Shares."

        For the purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

        Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by NPS and us.

        If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or cause to be issued new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "Section 3—Procedure for Tendering Shares," the Shares will be credited to an account maintained at the Depository Trust Company (the "Book-Entry Transfer Facility")), promptly following the expiration, termination or withdrawal of the Offer.

        We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.
Procedures for Tendering Shares.

    Valid Tender of Shares.

        Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (i) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Shares, including through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions to the Offer.

    Book-Entry Delivery.

        The Depositary has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with.

        "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time. Delivery of the enclosed Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    Signature Guarantees.

        All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), unless the Shares tendered are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If the Shares are certificated and the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

    Guaranteed Delivery.

        If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary or cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Time, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary by the Expiration Time; and

  •
  the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent's Message) and any other required documents, are received by the Depositary within three NASDAQ Global Market ("NASDAQ") trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by NPS and us.

    Backup U.S. Federal Income Tax Withholding.

        Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made to U.S. persons pursuant to the Offer or the Merger, unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a Non-U.S. person, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

    Appointment of Proxy.

        By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of NPS's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of NPS's stockholders.

    Determination of Validity.

        We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

4.
Withdrawal Rights.

        Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw some or all of the Shares that you have previously tendered in the Offer at any time before the Expiration Time and, if such Shares have not yet been accepted for payment as provided herein any time after March 23, 2015, which is 60 days from the date of the commencement of the Offer.

        If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.

        For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in "Section 3—Procedure for Tendering Shares."

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

5.
Certain U.S. Federal Income Tax Consequences.

        The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who exchange Shares pursuant to the Offer or the Merger, and is based upon present law (which may change, possibly with retroactive effect). This summary does not purport to be a comprehensive analysis or description of all potential U.S. federal income consequences of the Offer and the Merger. Due to the individual nature of tax consequences, you are urged to consult your tax advisor as to the specific tax consequences to you of the exchange of Shares pursuant to the Offer or the Merger, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if you hold your Shares as a capital asset (generally, property held for investment) and may not apply if you acquired your Shares pursuant to the exercise of stock options or are a person otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code"), including stockholders that actually or constructively own more than 5% of the Shares, stockholders who exercise appraisal rights under the DGCL and certain former citizens or residents of the United States.

    U.S. Holders.

        Except as otherwise set forth below, the following discussion is limited to certain U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), an estate that is subject to U.S. federal income tax on its worldwide income from all sources or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a "U.S. Holder"). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or the Merger.

        Your exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, if you exchange Shares pursuant to the Offer or the Merger, you will recognize gain or loss equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares pursuant to the Offer or the Merger, as applicable. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

    Non-U.S. Holders.

        The following is a summary of certain U.S. federal income tax consequences that will apply if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner of Shares that is not a U.S. Holder or a partnership.

        Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer or the Merger generally will not be subject to U.S. federal income tax, unless (i) the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder's permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described under "U.S. Holders" and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

    Information Reporting and Backup Withholding.

        Proceeds from the sale of Shares pursuant to the Offer or the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 28%) if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the Internal Revenue Service. See "Section 3—Procedures for Tendering Shares—Backup U.S. Federal Income Tax Withholding."

6.
Price Range of Shares; Dividends.

        The Shares are listed and principally traded on NASDAQ under the symbol "NPSP." The following table sets forth the high and low intraday sales prices per Share on NASDAQ each quarter during NPS's fiscal years ended December 31, 2013 and December 31, 2014 and thereafter as reported in published financial sources:

	High ($)	Low ($)
2013
First Quarter	10.90	7.35
Second Quarter	16.47	9.79
Third Quarter	33.69	15.28
Fourth Quarter	35.72	21.60
2014
First Quarter	39.68	26.86
Second Quarter	37.85	22.11
Third Quarter	33.61	25.34
Fourth Quarter	37.50	22.19
2015
First Quarter (through January 22, 2015)	45.89	35.15

        NPS does not pay cash dividends on the Shares and, under the terms of the Merger Agreement, NPS is not permitted to declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Shares. If we acquire control of NPS, we currently intend that no dividends will be declared on the Shares prior to the Merger Effective Time.

        On January 9, 2015, the last full trading day before the announcement of the Offer, the highest reported intraday sale price per Share on NASDAQ was $42.85 in published financial sources. Between January 9, 2015 and January 22, 2015, the highest daily intraday sale price per Share on NASDAQ ranged between $37.30 and $45.89. On January 22, 2015, the last full trading day before the date of this Offer to Purchase, the highest reported intraday sale price per Share on NASDAQ was $45.89. Please obtain a recent quotation for the Shares before deciding whether or not to tender.

7.
Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

        Assuming the requirements of Section 251(h) of the DGCL are satisfied, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as soon as practicable (and in no event later than one business day following the date on which Shares are first accepted for purchase under the Offer). We do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.

    Possible Effects of the Offer on the Market for the Shares.

        If the Offer is consummated but the Merger does not occur, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights under the DGCL) will receive cash in an amount equal to the price per Share paid in the Offer.

    Stock Exchange Listing.

        Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on NASDAQ, the market for the Shares could be adversely affected. According to NASDAQ's published guidelines, the Shares would not meet the criteria for continued listing on NASDAQ if, among other things, (i) the number of publicly held Shares were less than 1,100,000, (ii) the aggregate market value of the publicly held Shares were less than $8,000,000 or (iii) there were fewer than 400 stockholders.

        If NASDAQ were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    Registration under the Exchange Act.

        The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of NPS to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of NPS subject to registration, would substantially reduce the information required to be furnished by NPS to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholders' meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to "going private" transactions, no longer applicable to NPS. Furthermore, "affiliates" of NPS and persons holding "restricted securities" of NPS may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing.

        Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as soon as practicable (and in no event later than one business day following the date on which Shares are first accepted for purchase under the Offer), following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of NPS's reporting obligations under the Exchange Act.

    Margin Regulations.

        The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.
Certain Information Concerning NPS.

        NPS is a Delaware corporation that incorporated in Utah in 1986 and reincorporated in Delaware in 1992, with principal executive offices at 550 Hills Drive, 3rd Floor, Bedminster, New Jersey 07921. The telephone number of NPS's principal executive offices is (908) 450-5300.

        The following description of NPS and its business has been taken from NPS's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, and is qualified in its entirety by reference to such Form 10-Q:

  NPS is a global biopharmaceutical company pioneering and delivering 'first-in' or 'best-in' disease therapies that transform the lives of patients with rare diseases. NPS's vision is creating a world where every person living with a rare disease has a treatment option. NPS's current therapeutic areas of focus are rare gastrointestinal and endocrine disorders. These include Short Bowel Syndrome ("SBS"), a potentially fatal gastrointestinal disorder in which patients may have to rely on parenteral support for their survival; Hypoparathyroidism, a complex endocrine disorder in which the parathyroid glands are either absent or damaged and the body produces insufficient or no parathyroid hormone; and Autosomal Dominant Hypocalcemia, an ultra-rare genetic disorder of calcium homeostasis caused by mutations of the calcium-sensing receptor gene.

    Projections.

        In connection with Shire's due diligence review of NPS, NPS's management provided to Shire certain projected financial information concerning NPS (the "Non-Risk-Adjusted Projections"), as described in more detail in the Schedule 14D-9 under the heading "Item 4—The Solicitation or Recommendation—Certain Financial Projections."

        NPS advised Shire that the Non-Risk-Adjusted Projections reflect numerous estimates and assumptions made by the management of NPS, including with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to NPS's business, all of which are difficult to predict and many of which are beyond NPS's control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the Non-Risk-Adjusted Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Non-Risk-Adjusted Projections may differ from publicized analyst estimates and forecasts. Shire, SPHIL and Purchaser understand from NPS that the Non-Risk-Adjusted Projections are forward-looking statements, and NPS management expects that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the Non-Risk-Adjusted Projections due to numerous risks and uncertainties. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in reports filed by NPS with the SEC under the Exchange Act, including, without limitation, under the heading "Risk Factors" in NPS's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and quarterly and current reports on Form 10-Q and Form 8-K. Any provisions of the Private Securities Litigation Reform Act of 1995 that may be referenced in the reports filed by NPS with the SEC under the Exchange Act are not applicable to any forward looking statements made in connection with the Offer. NPS's filings with the SEC are available at www.sec.gov.

        The Non-Risk-Adjusted Projections are subjective in many respects and thus susceptible to interpretations and period revisions based on actual experiences and business developments. It is Shire, SPHIL and Purchaser's understanding that the Non-Risk-Adjusted Projections were not prepared with a view toward public disclosure, compliance with the published guidelines of the SEC regarding projections or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information and that the Non-Risk-Adjusted Projections do not purport to present operations in accordance with U.S. generally accepted accounting principles. In addition, Shire, SPHIL and Purchaser understand that neither NPS's independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the Non-Risk-Adjusted Projections, nor have they expressed any opinion or any other form of assurance with respect to such information or its achievability. Furthermore, Shire, SPHIL and Purchaser understand that the Non-Risk-Adjusted Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Offer and the Merger or any alterations that NPS's management or the NPS Board may make to NPS's operations or strategy after the completion of the Offer and the Merger.

        Readers of this Offer to Purchase are strongly cautioned not to place undue reliance, if any, on the Non-Risk-Adjusted Projections.    The inclusion of the Non-Risk-Adjusted Projections in this Offer to Purchase should not be regarded as an indication that any of NPS, Shire, SPHIL, Purchaser or their respective affiliates, advisors or representatives considered or consider the Non-Risk-Adjusted Projections to be predictive of actual future events, and the Non-Risk-Adjusted Projections should not be relied upon as such. None of NPS, Shire, Parent, Purchaser or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Non-Risk-Adjusted Projections and none of them undertakes any obligation to update or otherwise revise or reconcile the Non-Risk-Adjusted Projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Non-Risk-Adjusted Projections are shown to be in error. None of NPS, Shire, SPHIL or Purchaser intends to make publicly available any update or other revisions to the Non-Risk-Adjusted Projections, except as required by law. None of NPS, Shire, SPHIL, Purchaser or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of NPS's stockholders or any other person regarding the Non-Risk-Adjusted Projections or the ultimate performance of NPS compared to the information contained therein or that projected results will be achieved.

        The Non-Risk-Adjusted Projections are included in this Offer to Purchase solely to give NPS's stockholders access thereto, and are not included in this Offer to Purchase to influence any NPS stockholder's decision whether to tender his or her Shares in the Offer or for any other purpose, including whether or not to seek appraisal rights with respect to his or her Shares.

        The Non-Risk-Adjusted Projections provided by NPS management to Shire were as follows:

Non-Risk-Adjusted Projections
(Amounts in Millions)

	2014	2015	2016	2017	2018	2019
Revenue	$222	$318	$515	$767	$1,033	$1,250
Cost of Sales	$11	$21	$54	$91	$129	$172
Operating Income (Loss)	$5	$(5)	$135	$326	$501	$581
(Loss) Income Before income tax expense	$(9)	$(16)	$124	$317	$494	$578
Net (Loss) Income	$(9)	$(17)	$121	$237	$307	$386

        In addition, as part of the Non-Risk-Adjusted Projections, the Company prepared the product level revenue projections as set forth below.

	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Gattex	$98	$139	$200	$270	$322	$373	$418	$413	$399	$391	$383
Revestive	$2	$26	$74	$143	$228	$314	$392	$452	$508	$556	$585
Natpara	$—	$19	$96	$193	$318	$485	$687	$841	$972	$1,068	$1,122
Natpar	$—	$2	$5	$13	$32	$71	$121	$175	$224	$253	$273
NPSP-795	$—	$—	$—	$—	$—	$—	$—	$45	$90	$180	$270
Royalties	$121	$132	$139	$148	$133	$8	$2	$—	$—	$—	$—

    Additional Information.

        NPS is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. NPS's filings are also available to the public from commercial document retrieval services and at the SEC's Web site at http://www.sec.gov. The SEC's website address is not intended to function as a hyperlink, and the information contained in the SEC's website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of the Offer to Purchase.

9.
Certain Information Concerning Purchaser, SPHIL and Shire.

        Purchaser is a Delaware corporation with principal executive offices at 300 Shire Way, Lexington, Massachusetts 02421. The telephone number of our principal executive offices is (617) 349-0200. To date, we have engaged in no activities other than those incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is an indirect wholly owned subsidiary of SPHIL. SPHIL is a company incorporated in Ireland, with principal executive offices at 5 Riverwalk, Citywest Business Campus, Dublin 24, Republic of Ireland. The telephone number of SPHIL's principal executive offices is +353 1 429 7700. SPHIL is a wholly owned subsidiary of Shire, a company incorporated in Jersey, Channel Islands, with principal executive offices at 5 Riverwalk, Citywest Business Campus, Dublin 24, Republic of Ireland. The telephone number of Shire's principal executive offices is +353 1 429 7700. Shire, an Irish tax resident and incorporated in Jersey, Channel Islands, is a leading global biopharmaceutical company that focuses on developing and marketing innovative medicines for patients with rare diseases and other speciality conditions. Shire's mission is to enable people with life-altering conditions to lead better lives. Shire provides treatments in Neuroscience, Rare Diseases and Gastrointestinal & Internal Medicine and has pipeline candidates in those and other targeted therapeutic areas, including Ophthalmics.

        The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Shire, SPHIL and Purchaser and certain other information are set forth on Schedule I to this Offer to Purchase.

        Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, SPHIL, Shire or, to Purchaser's, SPHIL's and Shire's knowledge, the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Shire, SPHIL, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of NPS; (ii) none of Purchaser, SPHIL, Shire or, to Purchaser's, SPHIL's and Shire's knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of NPS during the past 60 days; (iii) none of Purchaser, SPHIL, Shire or, to Purchaser's, SPHIL's and Shire's knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of NPS (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Purchaser, SPHIL, Shire, their subsidiaries or, to Purchaser's, SPHIL's and Shire's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and NPS or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, SPHIL, Shire, their subsidiaries or, to Purchaser's, SPHIL's and Shire's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and NPS or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Purchaser, SPHIL, Shire or, to Purchaser's, SPHIL's and Shire's knowledge, the persons listed in Schedule I to this Offer to Purchase, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Purchaser, SPHIL, Shire or, to Purchaser's, SPHIL's and Shire's knowledge, the persons listed in Schedule I to this Offer to Purchase, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        We do not believe our financial condition or the financial condition of SPHIL is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for any and all outstanding Shares solely for cash, (ii) consummation of the Offer is not conditioned upon obtaining any financing or the funding thereof, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger and (iv) Shire will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not validly withdrawn in the Offer, to acquire the remaining outstanding Shares in the Merger and to pay related fees and expenses.

    Additional Information.

        Shire is subject to the informational requirements of the Exchange Act as a foreign private issuer and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Shire's filings are also available to the public from commercial document retrieval services and at the SEC's website at http://www.sec.gov. The SEC's website address is not intended to function as a hyperlink, and the information contained in the SEC's website is not incorporated by referenced in this Offer to Purchase and you should not consider it as part of the Offer to Purchase.

10.
Source and Amount of Funds.

        We estimate that we will need approximately $5.3 billion to purchase all Shares pursuant to the Offer and the Merger, to pay all amounts in respect of NPS Stock Options and NPS Stock Units issued under the NPS 2010 Employee Stock Purchase Plan ("Purchase Plan") held by NPS employees, to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Shire has recently entered into a new US $850 million short-term facility agreement, dated as of January 11, 2015, with Citibank Global Markets Limited as mandated lead arranger, among others. Shire is also party to an existing $2.10 billion revolving loan facility agreement that is available to finance a portion of the acquisition. Shire will provide us with the necessary funds to fund the acquisition through borrowings under such facilities and cash on hand. Completion of the Offer and the Merger is not conditioned upon obtaining any financing or the funding thereof.

        On January 11, 2015, Shire (as original guarantor and original borrower) and Shire Global Finance (as Shire's English process agent only) entered into a US $0.85 billion Facility Agreement with, among others, Citi Global Markets Limited (acting as mandated lead arranger and bookrunner) (the "Facility Agreement").

        The Facility Agreement comprises a US $0.85 billion term loan facility. Shire has agreed to act as guarantor for any of its subsidiaries that are or become additional borrowers under the Facility Agreement.

        Funding under the US $0.85 billion term loan facility for the purpose of Shire's proposed funding of SPHIL for its acquisition of NPS is subject to the delivery by Shire of a certificate certifying, among other things, that the acquisition has been conducted in accordance with the agreed documentation governing the acquisition and that the conditions precedent to the closing of the acquisition (under such governing documentation) have been satisfied. Each utilization is subject to the absence of any event of default or potential event of default under the Facility Agreement (whether independent of, or arising from, that utilization) and to certain representations and warranties being repeated.

        The US $0.85 billion term loan facility, which matures on January 10, 2016, may be used only to finance the purchase price payable in respect of Shire's proposed acquisition of NPS (including certain related costs). The maturity date may be extended twice, at Shire's option, by six months on each occasion.

        Interest on any loans made under the facility will be payable on the last day of each interest period, which may be one week or one, two, three or six months at the election of Shire, or as otherwise agreed with the lenders. The interest rate applicable to the Facility is LIBOR plus 0.50% per annum and increases by 0.25% per annum on the earlier of (a) October 11, 2015 and (b) the later of the date on which all conditions to the Offer have been satisfied and July 11, 2015, and on three-month intervals thereafter.

        Shire shall also pay a commitment fee on the available but unutilized commitments under US $0.85 billion term loan facility for the availability period applicable to each facility. With effect from first utilization, the commitment fee rate will be 35% of the applicable margin. Before first utilization, the commitment fee rate will increase in stages from 0% to 35% of the applicable margin over a period of three months.

        The Facility Agreement includes customary representations and warranties, covenants and events of default, including requirements that the ratio of Net Debt to EBITDA of the Group (each as defined in the Facility Agreement) must not, at any time, exceed 3.5:1 for the Relevant Period (as defined in the Facility Agreement), except that following certain acquisitions, including the Merger, Shire may elect to increase the ratio to 4.0:1 in the relevant period in which the acquisition was completed and the immediately following relevant period. In addition, for each 12-month period ending December 31 or June 30, the ratio of EBITDA of the Group to Net Interest (each as defined in the Facility Agreement) must not be less than 4.0:1.

        The Facility Agreement restricts (subject to certain exceptions) Shire's ability to incur additional financial indebtedness, grant security over its assets or provide or guarantee loans. Further, any lender may require mandatory prepayment of its participation if there is a change of control of Shire. In addition, in certain circumstances, the net proceeds of certain shares, undertakings or business disposals by Shire must be applied towards the mandatory prepayment of the facility, subject to certain exceptions.

        Events of default under the facility include: (i) non-payment of any amounts due under the facility, (ii) failure to satisfy any financial covenants, (iii) material misrepresentation in any of the finance documents, (iv) failure to pay, or certain other defaults, under other financial indebtedness, (v) certain insolvency events or proceedings, (vi) material adverse changes in the business, operations, assets or financial condition of Shire and its subsidiaries, (vii) if it becomes unlawful for Shire or any of its subsidiaries that are parties to the Facility Agreement to perform their obligations or (viii) if Shire or any subsidiary of Shire which is a party to the Facility Agreement repudiates the Facility Agreement or any other finance document, among others.

        The Facility Agreement is governed by English law.

    2014 Facilities Agreement.

        On December 12, 2014, Shire and certain of its subsidiaries entered into a US$ 2,100,000,000 facilities agreement (the "2014 Facilities Agreement") with a number of financial institutions, for which Abbey National Treasury Services PLC (trading as Santander Global Banking and Markets), Bank of America Merrill Lynch International Limited, Barclays Bank PLC, Citigroup Global Markets Limited, Lloyds Bank PLC, The Royal Bank of Scotland PLC and Sumitomo Mitsui Banking Corporation acted as mandated lead arrangers and bookrunners and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Credit Suisse AG, London Branch, Deutsche Bank Luxembourg S.A., DNB Bank ASA, Goldman Sachs Bank USA, Mizuho Bank, Ltd. and Morgan Stanley Bank International Limited acted as arrangers. The 2014 Facilities Agreement comprises a US$ 2,100,000,000 revolving loan facility. Shire is an original borrower under the 2014 Facilities Agreement and has agreed to act as guarantor for its subsidiaries, which are also original borrowers and for any other of its subsidiaries that become additional borrowers thereunder.

        The revolving facility is immediately available to be applied towards financing the general corporate purposes of Shire and its subsidiaries (the "Group"). It terminates on December 12, 2019, but may be extended by Shire giving notice prior to the first and/or second anniversary subject to agreement by the lenders, in each case by a year, in which case the commitments of those lenders who have agreed to the relevant extension(s) will terminate on either December 12, 2020, or December 12, 2021, depending on whether one or both of the extension options are exercised and whether the relevant lender has agreed to one or both extensions. The revolving facility incorporates a US$ 250,000,000 US dollar and euro swingline facility operating as a sub-limit thereof.

        Funding under the revolving facility is immediately available. Each utilization of the facility is subject to the absence of any event of default or (unless it is financing the rollover of an existing utilization) potential event of default under the 2014 Facilities Agreement (whether independent of, or arising from, that utilization) and to certain representations and warranties being repeated.

        Interest on any loans made under the facilities will be payable on the last day of each interest period, which may be one week or one, two, three or six months at the election of Shire, or as otherwise agreed with the lenders. The interest rate for the revolving facility will be: LIBOR (or, in relation to any revolving loan in euro, EURIBOR); plus 0.30% per year until delivery of the first compliance certificate required to be delivered after the date of the 2014 Facilities Agreement, subject to change thereafter depending upon (i) the prevailing ratio of Net Debt to EBITDA (each as defined in the 2014 Facilities Agreement) in respect of the most recently completed financial year or financial half year and (ii) the occurrence and continuation of an event of default in respect of the financial covenants or the failure to provide a compliance certificate.

        Shire shall also pay (i) a commitment fee equal to 35% per year of the applicable margin on available commitments under the revolving facility for the availability period applicable thereto and (ii) a utilization fee equal to (a) 0.10% per year of the aggregate of the amount requested by the borrower in a utilization request (the "Base Currency Amount") of all outstanding loans up to an aggregate Base Currency Amount equal to US$ 700,000,000, (b) 0.15% per year of the amount by which the aggregate Base Currency Amount of all outstanding loans exceeds US$ 700,000,000 but is equal to or less than US$ 1,400,000,000 and (c) 0.30% per year of the amount by which the aggregate Base Currency Amount of all outstanding loans exceeds US$ 1,400,000,000.

        The 2014 Facilities Agreement includes customary representations and warranties, covenants and events of default, including requirements that the Group's (i) ratio of Net Debt to EBITDA in respect of the most recently-ended 12-month Relevant Period (each as defined in the 2014 Facilities Agreement) must not, at any time, exceed 3.5:1 (except that, following an acquisition fulfilling certain criteria, Shire may on a once only basis elect to increase this ratio to 4.0:1 for the Relevant Period in which the acquisition was completed and for that immediately following) and (ii) ratio of EBITDA to Net Interest for the most recently-ended 12-month Relevant Period (each as defined in the 2014 Facilities Agreement) must not be less than 4.0:1.

        The 2014 Facilities Agreement restricts (subject to certain exceptions) Shire's ability to incur additional financial indebtedness, grant security over its assets or provide loans/grant credit. Further, any lender may require mandatory prepayment of its participation if there is a change of control of the Group, subject to certain exceptions for schemes of arrangement and analogous schemes.

        Events of default under the facilities include, among others: (i) non-payment of any amounts due under the Finance Documents (as defined in the 2014 Facilities Agreement), (ii) failure to satisfy any financial covenants, (iii) material misrepresentation in any of the Finance Documents, (iv) failure to pay, or certain other defaults, under other financial indebtedness, (v) certain insolvency events or proceedings, (vi) material adverse changes in the business, operations, assets or financial condition of the Group as a whole, (vii) if it becomes unlawful for Shire (or any successor parent company) or any of their respective subsidiaries that are parties to the 2014 Facilities Agreement to perform their obligations thereunder or (viii) if Shire (or any successor parent company) or any subsidiary thereof which is a party to the 2014 Facilities Agreement repudiates such agreement or other Finance Document.

        The 2014 Facilities Agreement is governed by English law.

        Other than as set forth herein, neither we nor Shire have any alternative financing arrangements or alternative financing plans. The foregoing description of the Facility Agreement and the 2014 Facilities Agreement does not purport to be complete and is qualified in its entirety by reference to the Facility Agreement and the 2014 Facilities Agreement. A copy of the Facility Agreement is filed as Exhibit 10.1 to Shire's current report on Form 8-K filed on January 12, 2015. A copy of the 2014 Facilities Agreement is filed as Exhibit 10.1 Shire's current report on Form 8-K filed on December 17, 2014.

11.
Background of the Offer; Contacts with NPS.

    Background of the Offer.

        As part of the continuous evaluation of Shire's business and plans, The Board of Directors of Shire (the "Shire Board"), along with Shire's senior management, regularly considers a variety of strategic options and transactions.

        On November 14, 2014, Flemming Ornskov, MD, Shire's Chief Executive Officer, left a message with the office of Francois Nader, NPS's President and Chief Executive Officer, wanting to speak with him.

        On November 15, 2014, Dr. Ornskov and Dr. Nader held a call during which Dr. Ornskov expressed Shire's interest in potentially acquiring NPS at a price of $41.00 per Share in cash. Immediately following the call, Dr. Ornskov delivered a written proposal reflecting a non-binding, all-cash proposal to acquire NPS for $41.00 per Share, which proposal indicated Shire's confidence that a definitive agreement could be announced in advance of January 24, 2015, the Prescription Drug User Fee Act ("PDUFA") action date for NPS's Natpara Biologics License Application.

        On November 17, 2014, Dr. Nader emailed Dr. Ornskov and indicated that Shire's proposal was under consideration by the NPS Board.

        On December 1, 2014, Dr. Nader called Dr. Ornskov. Dr. Nader informed Dr. Ornskov that $41.00 per Share was not sufficient to provide a basis for further discussions. Dr. Ornskov indicated that he would discuss the NPS Board's feedback with the Shire Board and respond shortly.

        On December 5, 2014, Dr. Ornskov called Dr. Nader to revise Shire's non-binding proposal to $45.00 per Share. Immediately following the call, Dr. Ornskov delivered a written proposal reflecting a non-binding, all-cash proposal to acquire NPS for $45.00 per Share, stating that such proposal represented a "full and fair value" for NPS. In its letter, Shire reiterated its confidence that a definitive agreement could be announced in advance of Natpara's PDUFA action date on January 24, 2015, and expressed a desire to begin due diligence immediately.

        On December 9, 2014, Dr. Nader contacted Dr. Ornskov and communicated that, while the NPS Board had made no decision with respect to the potential sale of NPS, the NPS Board had determined that it was in the best interests of NPS's shareholders to permit Shire the opportunity to conduct limited due diligence and access to certain members of senior management for the purpose of encouraging Shire to increase its offer.

        On December 16, 2014, NPS and Shire executed a confidentiality agreement, which included customary standstill provisions applicable to Shire and its affiliates for a period of 12 months.

        Beginning on December 17, 2014, NPS made available to Shire certain targeted, non-public information through an electronic data room.

        Also on December 17, 2014, rumors of a possible offer or transaction by Shire to acquire NPS were publicly reported. On that day, the trading price of NPS's common stock closed at $36.10, an increase of approximately 18.5% over the $30.47 closing price of NPS's common stock on December 16, 2014, the immediately prior trading day.

        On December 19, 2014, NPS hosted confidential management presentations with representatives of NPS's and Shire's respective management teams, as well as NPS's financial advisors, Goldman Sachs & Co. and Leerink Partners LLC, and Shire's financial advisors, Citigroup Global Markets Inc. and Lazard Frères & Co. LLC. NPS delivered a full-day management presentation to Shire.

        On December 29, 2014, representatives of NPS and Shire engaged in due diligence calls regarding tax and finance matters, as well as commercialization matters related to NPS's products.

        On December 31, 2014, Dr. Ornskov called Dr. Nader and reaffirmed Shire's all-cash proposal of $45.00 per Share and indicated that Shire's willingness to offer $45.00 per Share was contingent on reaching an agreement on a transaction quickly.

        On January 1, 2015, Dr. Nader called Dr. Ornskov to further discuss the $45.00 per Share proposal. Dr. Nader informed Dr. Ornskov that the NPS Board would meet on January 2, 2014 and would review Shire's reaffirmed offer, but Dr. Nader noted that the NPS Board had expected an increase in Shire's previous offer of $45.00 per Share, and so he encouraged Dr. Ornskov to make his best possible proposal. Dr. Ornskov responded that Shire could increase its offer to $46.00 per Share, and indicated that the $46.00 per Share all-cash offer was Shire's best and final offer and was contingent on reaching a definitive agreement on the transaction quickly.

        On January 2, 2015, Dr. Nader contacted Dr. Ornskov and requested that Dr. Ornskov confirm that Shire would agree to assume the full risk of any action taken by the U.S. Food and Drug Administration with respect to Natpara. Dr. Ornskov confirmed that Shire would assume the risk. Dr. Nader then informed Dr. Ornskov that NPS was prepared to move forward in negotiating a merger agreement in connection with a transaction to acquire NPS at $46.00 per Share in cash. Later that day, Davis Polk & Wardwell LLP, Shire's legal counsel ("Davis Polk"), sent a draft merger agreement to Skadden, Arps, Slate, Meagher & Flom LLP, NPS's legal counsel ("Skadden Arps"), which included a proposed termination fee of 3.75% of the equity value of NPS in the transaction, payable by NPS under certain circumstances.

        On January 5, 2015, Skadden Arps sent a revised draft of the proposed merger agreement to Davis Polk, which included a proposed termination fee of 2.25% of the equity value of NPS in the transaction. Skadden Arps and Davis Polk then held telephonic conferences to discuss the terms of the proposed merger agreement.

        From January 3 through January 10, 2015, Shire conducted additional due diligence on NPS.

        Also on January 7, 2015, Davis Polk sent a revised draft of the merger agreement to Skadden Arps, which included a proposed termination fee of 3.25% of the equity value of NPS in the transaction.

        On January 9, 2015, Skadden Arps and Davis Polk discussed the remaining open issues relating to the draft merger agreement. Following such discussion, Skadden Arps sent a revised draft of the merger agreement to Davis Polk.

        On January 10, 2015, Skadden Arps and Davis Polk discussed the remaining open issues relating to the draft merger agreement, including a proposal by NPS for a termination fee of 3.0% of the equity value of NPS in the transaction. Thereafter, Skadden Arps and Davis Polk finalized the terms of the proposed merger agreement, which included a termination fee of $155,939,696, or approximately 3.0% of the equity value of NPS in the transaction.

        On January 11, 2015, the NPS Board held a special telephonic meeting, and, after discussion, the NPS Board unanimously approved the transaction on the terms set forth in the definitive Merger Agreement.

        Shortly thereafter, the Shire Board met and unanimously approved the transaction on the terms set forth in the definitive Merger Agreement.

        Following the receipt of such approvals, on January 11, 2015, NPS, SPHIL, Purchaser and, solely for certain specified purposes set forth in the Merger Agreement, Shire, executed and delivered the Merger Agreement. Shortly thereafter, NPS and Shire issued a joint press release announcing the execution of the Merger Agreement.

12.
Purpose of the Offer; Plans for NPS; Stockholder Approval; Appraisal Rights.

    Purpose of the Offer; Plans for NPS.

        The purpose of the Offer and the Merger is for SPHIL to acquire control of, and the entire equity interest in, NPS. The Offer, as the first step in the acquisition of NPS, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of NPS not purchased pursuant to the Offer or otherwise. We currently intend, as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement (and in no event later than one business day following the date on which Shares are first accepted for purchase under the Offer), to consummate the Merger pursuant to the Merger Agreement.

        Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of NPS will be continued substantially as they are currently being conducted. Upon completion of the Offer, Purchaser will merge with and into NPS, which will continue as the surviving corporation and an indirect wholly owned subsidiary of SPHIL. SPHIL intends to conduct a comprehensive review of NPS's business, operations, capitalization and management with a view to optimizing development of NPS's potential in conjunction with Shire's business. SPHIL will continue to evaluate the business and operations of NPS during and after the consummation of the Offer and prior to the Merger Effective Time and, following the Merger, will take such actions as it deems appropriate under the circumstances then existing.

        If, for any reason following completion of the Offer, the Merger is not consummated, SPHIL and Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

        Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Purchaser has no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving NPS or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any change in the NPS Board or management, (iii) any material change in NPS's capitalization or dividend policy, (iv) any other material change in NPS's corporate structure or business, (v) any class of equity securities of NPS being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vi) any class of equity securities of NPS becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

    No Stockholder Approval.

        If the Offer is consummated, we do not anticipate seeking the approval of NPS's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a meeting of NPS stockholders, in accordance with Section 251(h) of the DGCL.

    Appraisal Rights.

        No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to dissent with respect to the Merger and to receive payment in cash for the "fair value" of their Shares after the Merger is completed. The term "fair value" means the value of the Shares immediately before the Merger Effective Time and may be less than, equal to or greater than the Offer Price.

        As described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL, a stockholder must do all of the following:

  •
  within the later of the consummation of the Offer and 20 days after the date of mailing of the Schedule 14D-9, deliver to NPS a written demand for appraisal of Shares held, which demand must reasonably inform NPS of the identity of the stockholder and that the stockholder is demanding appraisal; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time.

        Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the Schedule 14D-9 and Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        The foregoing summary of the rights of NPS's stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by the stockholders of NPS desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to the Schedule 14D-9.

13.
The Transaction Documents.

The Transaction Documents.

    The Merger Agreement.

        The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as an exhibit to the Tender Offer Statement on Schedule TO, which you may examine and copy as set forth in "Section 9—Certain Information Concerning Purchaser and SPHIL" above. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Shire, SPHIL, Purchaser, NPS or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Shire's or NPS's stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Shire, SPHIL, Purchaser, NPS or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which changed information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Shire and NPS publicly file with the SEC. Shire acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Offer to Purchase not misleading.

  The Offer.

        Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser has agreed to commence a cash tender offer (as promptly as practicable, but in no event later than January 26, 2015) for any and all of the Shares at a purchase price of $46.00 per share (the "Offer Price"), net to the seller in cash, without interest and less any required withholding taxes. Purchaser's obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the expiration or termination of the applicable waiting period under the HSR Act and the satisfaction or waiver of the other conditions set forth in "Section 15—Conditions to the Offer." Purchaser has reserved the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of NPS, it will not:

  •
  waive or change the Minimum Condition;

  •
  decrease the Offer Price;

  •
  change the form of consideration to be paid in the Offer;

  •
  decrease the number of Shares sought in the Offer;

  •
  extend or otherwise change the Expiration Time, except as described under "—Extensions of the Offer";

  •
  impose conditions to the Offer other than the conditions described in "Section 15—Conditions to the Offer"; or

  •
  amend, modify or supplement any of the conditions to the Offer or other terms of the Offer in a manner adverse to any holders of Shares or make any such conditions or terms more onerous.

  Extensions of the Offer.

        If, at the scheduled or any extended expiration date of the Offer, any condition to the Offer is not satisfied and has not been waived, then Purchaser may in its discretion, without the consent of NPS, extend the Offer for one or more periods ending no later than the Termination Date to permit such condition to the Offer to be satisfied.

        If, at the scheduled or any extended expiration date of the Offer, any condition to the Offer is not satisfied and has not been waived, then Purchaser will to the extent such extension is requested in writing by NPS prior to, or within two hours following notice by SPHIL to NPS of, the applicable expiration of the Offer, extend the Offer for one or more periods ending no later than the Termination Date to permit such condition to the Offer to be satisfied. In addition, Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the rules and regulations of Nasdaq or applicable law. Further, Purchaser will extend the Offer for a period of at least four business days following the then scheduled expiration date of the Offer if, within the four business day period prior to such expiration date, the NPS Board has provided SPHIL notice of its intention to change its recommendation in circumstances not involving an Acquisition Proposal.

        Purchaser is not required to, and without NPS's prior written consent may not, extend the Offer beyond the Termination Date, and no individual extension may be for a period of more than ten business days. Purchaser may not, without NPS's prior written consent, extend the Offer if all of the conditions to the Offer have been satisfied. In no event will Purchaser be required to extend the Offer at any time that SPHIL is permitted to terminate the Merger Agreement.

        The Merger Agreement obligates Purchaser, subject to the satisfaction or waiver of the conditions set forth in "Section 15—Conditions to the Offer," to accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the expiration of the Offer.

  The Merger.

        As soon as practicable following the consummation of the Offer (and in any event no later than one business day following the Offer Closing Date), and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into NPS, and NPS will survive as an indirect wholly owned subsidiary of SPHIL. Any Shares outstanding immediately prior to the Merger Effective Time (other than any Shares held as treasury stock by NPS (except for Shares in certain NPS benefit plans), any Shares we have irrevocably accepted for purchase in the Offer and any

Shares with respect to which the relevant stockholders have properly exercised their appraisal rights under the DGCL) will be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price.

        The Merger Agreement provides the Merger will be governed by Section 251(h) of the DGCL and will be effected without a vote of NPS stockholders.

  Stock Options.

        The Merger Agreement provides that at the Offer Closing Date, each outstanding and unexercised NPS Stock Option (whether vested or unvested) will be cancelled in exchange for a single lump sum cash payment in an amount equal to the product of (i) the total number of Shares subject to such NPS Stock Option immediately prior to such cancellation and (ii) the excess, if any, of the Offer Price over the exercise price per Share of such NPS Stock Option (subject to any applicable withholding tax). Each unexercised NPS Stock Option with an exercise price equal to or greater than the Offer Price will be cancelled at the Offer Closing Date without the provision of any consideration.

  Restricted Stock Units.

        The Merger Agreement provides that, at the Offer Closing Date, each outstanding NPS Stock Unit (whether vested or unvested) will be cancelled in exchange for a lump sum cash payment in an amount equal to the product of (i) the total number of Shares subject to such NPS Stock Unit and (ii) the Offer Price (subject to any applicable withholding tax). In the case of NPS Stock Units subject to performance vesting criteria, the total number of shares subject to such NPS Stock Units will be determined as if the applicable performance objectives had been achieved at the target performance level.

  Employee Stock Purchase Plan.

        The Offering Period (as defined in the Purchase Plan) ongoing as of the date of the Merger Agreement will cease and be the final Offering Period. Each then-outstanding purchase right under the Purchase Plan will be used to purchase Shares from NPS on the earlier of (a) the scheduled purchase date for such Offering Period and (b) the date that is seven business days prior to the initial scheduled expiration date of the Offer. Individuals who are not participating in the Purchase Plan as of the date of the Merger Agreement will be prohibited from commencing participation following the date of the Merger Agreement. Participants in the Purchase Plan will be prohibited from increasing their payroll deductions from those in effect as of the date of the Merger Agreement. The Purchase Plan will be terminated effective immediately prior to the Effective Time.

  Representations and Warranties.

        In the Merger Agreement, NPS has made customary representations and warranties to SPHIL and Purchaser, including representations relating to its corporate existence and power, corporate authority, governmental authorization, noncontravention, capitalization, subsidiaries, SEC filings (including pursuant to the Sarbanes-Oxley Act of 2002), financial statements, information to be included in the Offer documents, the Schedule 14D-9 and other information required to be disseminated in connection with the Offer, absence of certain changes, absence of undisclosed material liabilities, permits and compliance with laws and court orders, regulatory matters, litigation, properties, intellectual property, taxes, employee benefit plans, environmental matters, material contracts, insurance, broker's or similar fees, the opinions of NPS's financial advisors and anti-takeover laws. In the Merger Agreement, SPHIL has made customary representations and warranties to NPS with respect to, among other matters, the corporate existence and power of SPHIL and Purchaser, corporate authority, governmental authorization, noncontravention, information to be included in the Offer documents and the Schedule 14D-9, broker's or similar fees, sufficiency of funds and ownership of securities of NPS.

        The representations and warranties will not survive consummation of the Merger.

  Operating Covenants.

        Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, except as (i) expressly contemplated or permitted by the Merger Agreement, (ii) set forth in disclosure schedule to the Merger Agreement, (iii) required by contractual obligations in existence on the date of the Merger Agreement under contracts made available to Parent prior to the date of the Merger Agreement, (iv) required by applicable law or (v) consented to in writing by SPHIL (which consent shall not be unreasonably withheld, conditioned or delayed), NPS has agreed to, and has agreed to cause each of its subsidiaries to, carry on their respective businesses in the ordinary course, consistent with past practice.

        In addition, during the same period, except as (i) expressly contemplated or permitted by the Merger Agreement, (ii) set forth in the disclosure schedule to the Merger Agreement, (iii) required by contractual obligations in existence on the date of the Merger Agreement under contracts made available to SPHIL prior to the date of the Merger Agreement, (iv) required by applicable law or (v) consented to in writing by SPHIL (which consent shall not be unreasonably withheld, conditioned or delayed), NPS has agreed not to, and has agreed not to permit any of its subsidiaries to, subject to certain exceptions:

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  amend its certificate of incorporation, bylaws or other similar organizational documents;

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  split, combine or reclassify any of its capital stock, declare, set aside or pay any dividends on, or other distributions in respect of, its capital stock or redeem, repurchase or otherwise acquire (or offer to do any of the foregoing) any securities of NPS or any of its subsidiaries;

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  issue, sell, or otherwise deliver (or authorize any of the foregoing) any of its securities or securities of its subsidiaries, or any securities convertible into, or exchangeable or exercisable for, such securities (except in accordance with certain existing obligations) or amend the terms of any such securities;

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  incur capital expenditures in excess of a specified threshold;

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  merge or consolidate with another person, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) material assets, securities, properties, interests or businesses or voluntarily adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

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  sell, lease, license or otherwise transfer or dispose of material assets, securities, properties, interests or businesses (except sales in the ordinary course of business consistent with past practice or otherwise in excess of a specified threshold);

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  sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, or fail to take necessary action to maintain, enforce or protect material owned or licensed intellectual property (other than certain non-exclusive licenses granted in the ordinary course of business consistent with past practice);

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  create or incur any lien (other than certain permitted liens) on any material assets or property, including intellectual property rights;

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  make any loans, advances or capital contributions to any person (other than certain employee loans or contributions to wholly owned subsidiaries in the ordinary course of business consistent with past practice);

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  incur, create, assume, suffer to exist or otherwise become liable for any indebtedness for borrowed money or guarantees thereof (other than intra-group loans or guarantees of existing intra-group debt in the ordinary course of business consistent with past practice) or issue or sell any debt securities or rights to acquire debt securities;

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  other than in the ordinary course of business consistent with past practice, enter into, renew or terminate any material contract, amend or modify in any material respect any material contract or waive, release or assign any material rights, claims or benefits under any material contract (other than certain specified material contracts);

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  except as required by applicable law or in accordance with certain existing obligations, (i) (x) grant any severance or termination pay, or enter into or amend any severance or termination agreement, other than in connection with terminations otherwise permitted under the Merger Agreement in an amount of no more than $500,000 in the aggregate or (y) enter into or amend any retention, employment, consulting, bonus or change in control agreement, (ii) increase the compensation or benefits provided to any current or former director, officer, employee or independent contractor (each, a "Service Provider"), (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) establish, adopt, enter into or materially amend any employee benefit plan, agreement, arrangement, program or policy or (v) (x) hire any employees (1) other than to fill vacancies, in the ordinary course of business consistent with past practice, arising due to terminations of employment or resignations of employees and (2) other than employees with the title of associate director or below or (y) terminate the employment of any employee with the title of senior director or above, other than for cause;

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  change NPS's methods of accounting;

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  settle or compromise, or offer or propose to settle or compromise, (i) any litigation, investigation, arbitration, proceeding or other claim (except with respect to immaterial routine matters in the ordinary course of business), (ii) any stockholder litigation or dispute against NPS or any of its officers or directors or (iii) any litigation, investigation, arbitration, proceeding or other claim or dispute that relates to the transactions contemplated by the Merger Agreement;

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  make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material tax returns or file claims for material tax refunds, enter into any material closing agreement, settle any material tax claim, audit or assessment, surrender any right to claim a material tax refund, offset or other reduction in tax liability, or take any action or fail to take any action which action or failure to act would reasonably be expected to result in NPS Pharma Holdings Limited ceasing to be a resident of Bermuda for tax purposes;

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  fail to use reasonable best efforts to maintain material existing insurance policies or comparable replacement policies; or

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  agree, commit, resolve or propose to take any of the foregoing actions.

        During the same period, NPS must use its commercially reasonable efforts to cause NPS's auditors to complete their audit for the year ending December 31, 2014 in a timely manner consistent with past practice (and, at the reasonable request of SPHIL, perform a review of the consolidated interim financial statements of NPS for any period beginning thereafter).

        In addition, during the same period, subject to certain exceptions, NPS will not consummate certain material transactions and will not proceed with certain actions or transactions without SPHIL's consent (such consent not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, in the reasonable judgment of NPS, reasonably be expected to materially change the tax position of NPS and its subsidiaries.

  No Solicitation.

        Pursuant to the Merger Agreement, NPS has agreed that neither NPS nor any of its subsidiaries will, nor will it authorize or permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (collectively, "Representatives") to, directly or indirectly:

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  solicit, initiate or take any other action to knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined below);

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  enter into or participate in any discussions or negotiations with, or furnish any non-public information relating to NPS or any of its subsidiaries or afford access to their business, properties, assets, books or records, or otherwise cooperate in any way with or knowingly assist, participate in, facilitate or encourage any effort by, any third party in connection with or in response to any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal;

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  recommend an Acquisition Proposal, make any statement inconsistent with the NPS Board Recommendation or fail to make, withdraw or modify the NPS Board Recommendation in a manner adverse to SPHIL (any of the foregoing being referred to as an "Adverse Recommendation Change");

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  enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar instrument relating to an Acquisition Proposal;

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  fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of NPS or any of its subsidiaries unless the NPS Board determines in good faith after consulting with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law; provided, that NPS will not enforce and has waived any provision of any such agreement that would prohibit a person from communicating confidentially an Acquisition Proposal to the NPS Board; or

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  approve any transaction under, or any person becoming an "interested stockholder" under, Section 203 of the DGCL.

        NPS has agreed that it will, and will cause its subsidiaries and its and their Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person and its representatives conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal, and NPS will request the prompt return or destruction of all confidential information previously furnished to a third party that has executed a confidentiality agreement within the 24-month period prior to the date of the Merger Agreement and that is in possession of confidential information.

        Notwithstanding the foregoing, and subject to NPS's compliance with the non-solicitation provisions described above, at any time prior to the Offer Closing Date, in response to a bona fide written Acquisition Proposal received after the date of the Merger Agreement (provided that the NPS Board (A) reasonably believes that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal (as defined below) and (B) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law), NPS may, directly or indirectly through its Representatives:

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  engage in negotiations and discussion with the person making such Acquisition Proposal and its representatives; and

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  furnish non-public information relating to NPS and its subsidiaries to the person making such Acquisition Proposal pursuant to a confidentiality agreement which contains terms that are not less favorable in the aggregate to NPS (and disregarding standstill provisions) than those contained in the Confidentiality Agreement (as defined below).

        In such circumstances, NPS is required to concurrently provide or make available to SPHIL any information concerning NPS or its subsidiaries provided to such person which was not previously provided to SPHIL, and the NPS Board may not take any of the actions referred to in the foregoing bullets unless it delivers to SPHIL a prior written notice advising SPHIL that it intends to take such action. In addition, NPS is required to notify SPHIL promptly (but in no event later than 24 hours) after receipt by NPS or its representatives of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or any request for information relating to NPS or any of its subsidiaries or for access to the business, properties, assets, books or records of NPS or any of its subsidiaries by any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal. NPS is also required to (i) provide the identity of the person making any such Acquisition Proposal, indication or request (subject to certain confidentiality obligations) and the terms and conditions of any such Acquisition Proposal, indication or request, (ii) keep SPHIL reasonably apprised, on a prompt basis, of any material developments or changes with respect to the terms and conditions of such Acquisition Proposal, indication or request and promptly (but in no event later than 24 hours after receipt) provide to SPHIL copies of all correspondence and written material that describes any terms or conditions of an Acquisition Proposal.

        "Acquisition Proposal" means, other than the transactions contemplated by the Merger Agreement, any third party offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, directly or indirectly, of 30% or more of the consolidated assets of NPS and its subsidiaries, including by acquisition or purchase of equity or voting securities of any subsidiaries of NPS, or 30% or more of any class of equity or voting securities of NPS, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 30% or more of any class of equity or voting securities of NPS or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving NPS.

        "Superior Proposal" means a bona fide, unsolicited written "Acquisition Proposal" (substituting the term "50%" for the term "30%" in each instance where such term appears in the definition thereof) that the NPS Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the "Acquisition Proposal," including any break-up fees, expense reimbursement provisions and conditions to consummation (and expected timing of consummation relative to the transactions contemplated by this Agreement), are more favorable NPS's stockholders than as provided hereunder (taking into account any proposal by SPHIL to amend the terms of the Merger Agreement in response to such proposal) and, if applicable, any proposed or contemplated future sale or sales of the remaining assets of NPS and its subsidiaries.

  NPS Board Recommendation.

        NPS has represented in the Merger Agreement that the NPS Board, at a meeting duly called and held, unanimously:

  (a)
  determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of NPS's stockholders;

  (b)
  approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger; and

  (c)
  resolved to recommend that NPS's stockholders accept the Offer (such recommendation, the "NPS Board Recommendation").

        Notwithstanding the foregoing, at any time prior to the Offer Closing Date, but subject to compliance with the non-solicitation provisions described above, and only if the NPS Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law, the NPS Board may:

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  following receipt of a Superior Proposal, make an Adverse Recommendation Change and cause NPS to terminate this Agreement in order to enter into a definitive, written agreement immediately following such termination in respect of a Superior Proposal; provided that immediately before and as a condition to any such termination, NPS pays to SPHIL the fee described in the "—Termination" section below; or

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  effect an Adverse Recommendation Change in response to material events or changes in circumstances arising after the date of the Merger Agreement that were not known to NPS as of or prior to the date of the Merger Agreement.

        "Last Look."

        The NPS Board may not make an Adverse Recommendation Change or terminate the Agreement in order to enter into a definitive, written agreement in respect of a Superior Proposal unless:

  •
  if such Adverse Recommendation Change is to be made in circumstances involving or related to an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal;

  •
  NPS promptly provides written notice to SPHIL at least four business days before taking such action of its intention to do so, containing (1) in the case of any action intended to be taken in circumstances involving an Acquisition Proposal, the material terms of such Acquisition Proposal (including the most current version of the proposed agreement and the identity of the person making such Acquisition Proposal) or (2) in the case of any action intended to be taken in circumstances not involving or relating to an Acquisition Proposal, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; and

  •
  SPHIL does not make, within four business days after its receipt of that written notification, (1) in the case of any action intended to be taken in circumstances involving an Acquisition Proposal, an offer that is at least as favorable to NPS's stockholders as such Acquisition Proposal (taking into account all the terms and conditions of the Acquisition Proposal, including break-up fees, expense reimbursement provisions and conditions to closing and expected timing of consummation), or (2) in the case of any action intended to be taken in circumstances not involving an Acquisition Proposal, an offer that obviates the need for such Adverse Recommendation Change.

        NPS agrees that, during any such four-business day period, NPS and its representatives will negotiate in good faith with SPHIL and its representatives regarding any revisions proposed by SPHIL to the terms of the transactions contemplated by the Merger Agreement.

        The Merger Agreement does not prevent the NPS Board from complying with Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal so long as any such action is consistent with the provisions described above. However, any such action taken or statement made that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless the NPS Board reaffirms the NPS Board Recommendation in such statement or in connection with such action. Any factually accurate public statement by NPS that merely describes NPS's receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto and contains a "stop, look and listen" communication (including pursuant to Rule 14d-9(f) promulgated under the Exchange Act) will not constitute an Adverse Recommendation Change.

  Regulatory Undertaking.

        See "Section 16—Certain Legal Matters; Regulatory Approvals—Regulatory Undertakings."

  Access to Information.

        Subject to applicable law and certain exceptions, the Merger Agreement provides that prior to the Merger Effective Time, NPS will (i) give SPHIL and its representatives reasonable access upon reasonable prior notice and during normal business hours to the properties, assets, books and records of NPS and its subsidiaries, (ii) furnish to SPHIL (and its representatives) other information as SPHIL may reasonably request and (iii) instruct the employees and representatives of NPS and its subsidiaries to reasonably cooperate with SPHIL in its investigation of NPS.

  Director and Officer Indemnification and Insurance.

        To the fullest extent permitted under applicable law or under NPS's certificate of incorporation or bylaws in effect on the date of the Merger Agreement, for six years from the Merger Effective Time, SPHIL will cause the surviving corporation to, and the surviving corporation will, indemnify and hold harmless any present and former officers and directors of NPS in respect of acts or omissions occurring at or prior to the Merger Effective Time.

        For six years from the Merger Effective Time, SPHIL will cause the surviving corporation to, and the surviving corporation will, maintain in effect provisions in the certificate of incorporation and bylaws of the surviving corporation no less advantageous with respect to elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses than the corresponding provisions in existence on the date of the Merger Agreement.

        For six years after Merger Effective Time, SPHIL will cause the surviving corporation to, and the surviving corporation will, maintain in effect NPS's directors' and officers' liability insurance in place as of the date of the Merger Agreement or purchase comparable insurance for such six-year period with respect to any claim related to any period of time at or prior to the Merger Effective Time with terms, conditions, retentions and limits on liability at least as favorable as those of such insurance in effect on the date of the Merger Agreement. Alternatively, at NPS's option, NPS can purchase, prior to the Merger Effective Time, a "tail policy" that satisfies the same requirements. In no event will SPHIL or the surviving corporation be obligated to pay an aggregate premium for such directors' and officers' liability insurance in excess of (and, if applicable, the aggregate premium for a "tail policy" as described above will not exceed) 300% of the annual premium paid by NPS for its last full fiscal year.

  Employee Matters.

        The Merger Agreement provides that, for a period beginning at the Merger Effective Time and ending on December 31, 2015, SPHIL agrees to provide to each employee of NPS and its subsidiaries who is actively employed at the Merger Effective Time (collectively, the "Covered Employees"), base salary or base wages and cash target bonus opportunity no less than the base salary or base wages and cash target bonus opportunity provided to such Covered Employees immediately prior to the Offer Closing Date. In addition, SPHIL agrees to provide to each Covered Employee benefits (other than equity compensation and other long-term incentives, change in control, retention, transition, stay or similar arrangements) that are substantially comparable in the aggregate to the benefits (other than equity compensation and other long-term incentives, change in control, retention, transition, stay or similar arrangements) as in effect immediately prior to the Offer Closing Date.

        In the event any Covered Employee first becomes eligible to participate in any employee benefit plans of SPHIL or its subsidiaries (each, an "SPHIL Plan") following the Merger Effective Time, SPHIL will or will cause its subsidiaries to use reasonable efforts to (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Covered Employee under any SPHIL Plan providing medical, dental or vision benefits, to the extent such limitation would have been waived or satisfied under NPS's employee benefit plans in which the Covered Employee previously participated and (ii) provide such Covered Employee credit for copayments and deductibles paid under an NPS employee benefit plan prior to such Covered Employee's coverage under any Parent Plan during the calendar year in which such amount was paid, to the extent such credit was given under NPS's employee benefit plans in which the Covered Employee previously participated.

        The Merger Agreement also provides that, with certain exceptions, service credit will be provided to Covered Employees for purposes of eligbility, vesting and determination of the level of paid time off, vacation and sick leave benefits under certain employee benefit plans of SPHIL and its subsidiaries. In addition, from and after the Merger Effective Time, SPHIL will, and will cause the surviving corporation to, honor and perform the obligations of NPS and its subsidiaries under each employee benefit plan, as provided to SPHIL as of the date of the Merger Agreement, and each employment or other similar agreement to which NPS or any of its subsidiaries is a party.

  Approval of Compensation Arrangements.

        Pursuant to the Merger Agreement, NPS has agreed to take all steps (acting through the Compensation Committee of the NPS Board) that may be necessary or advisable to cause each NPS employee benefit plan, agreement, arrangement, program or policy to (a) be approved as an "employment compensation, severance or other employee benefit" within the meaning of Rule 14d-10(d)(2) under the Exchange Act and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act.

  Guarantee.

        Pursuant to the Merger Agreement, Shire has guaranteed to NPS the due and punctual performance of the obligations of SPHIL and Purchaser under the Merger Agreement, subject to the terms thereof. If SPHIL or Purchaser fails or is unable to pay or perform such obligations, Shire will pay or perform, or cause to be paid or performed, such obligations.

  Conditions to the Offer.

        See "Section 15—Conditions to the Offer."

  Conditions to the Merger.

        The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

  •
  no applicable law in a jurisdiction in which NPS or any of its subsidiaries or Shire or any of its subsidiaries has meaningful operations prohibits or makes illegal the consummation of the Merger; and

  •
  Purchaser has irrevocably accepted for purchase Shares pursuant to the Offer.

  Termination.

        The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time:

          (a)   by mutual written consent of SPHIL and NPS;

          (b)   by either NPS or SPHIL, if:

              (i)  the Offer Closing Date has not occurred on or before the six-month anniversary of the date of the Merger Agreement (the "Termination Date"); provided, that the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose breach of any provision of the Merger Agreement is the primary cause of the failure of the Offer Closing Date to occur by such time; or

             (ii)  any applicable law in a jurisdiction in which NPS or any of its subsidiaries or Shire or any of its subsidiaries has meaningful operations prohibits or makes illegal the consummation of the Offer or the Merger, or enjoins Purchaser from consummating the Offer or NPS, SPHIL or Purchaser from consummating the Merger and such applicable law has become final and nonappealable; provided, that the right to terminate the Merger Agreement under this provision is not available to any party if the issuance of the applicable law was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement;

            (iii)  the Offer expires or is terminated without Purchaser having purchased any Shares pursuant thereto; provided, that the right to terminate the Merger Agreement under this provision is not available to any party whose breach of any provision of the Merger Agreement was the primary cause of the Offer having expired or terminated without Purchaser having purchased any Shares pursuant thereto.

          (c)   prior to the Offer Closing Date, by SPHIL, if:

              (i)  an Adverse Recommendation Change has occurred or at any time after the receipt or a public announcement of an Acquisition Proposal, the NPS Board fails to publicly reaffirm the NPS Board Recommendation as promptly as practicable (but in any event within ten business days) after receipt of a written request by SPHIL to do so; or

             (ii)  NPS breaches any representation or warranty or fails to perform any of its covenants or agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition described in paragraph (c)(iii) or (c)(iv) of "Section 15—Conditions to the Offer" and such breach is incapable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by NPS within 30 days after its receipt of written notice thereof; provided, that such termination right will not be available if SPHIL or Purchaser shall then be in material breach of its obligations under the Merger Agreement;

          (d)   prior to the Offer Closing Date, by NPS, if:

              (i)  SPHIL or Purchaser breaches any of its representations or warranties or fails to perform any of its covenants or agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPHIL or Purchaser within 30 days after its receipt of written notice thereof from NPS and would reasonably be expected to individually or in aggregate have a material adverse effect on SPHIL's ability to consummate the transactions contemplated by the Merger Agreement; provided, that such termination right will not be available if NPS shall then be in material breach of its obligations under the Merger Agreement; or

             (ii)  the NPS Board has made an Adverse Recommendation Change in accordance with the terms of the Merger Agreement in order to enter into a definitive written agreement with respect to a Superior Proposal and immediately before and as a condition to such termination NPS shall have paid the NPS Termination Fee.

        In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and of no effect, without any liability of any party (or any stockholder or representative of such party), except that the termination of the Merger Agreement will not relieve or release any party from liability for any and all damages and liabilities arising out of its willful and intentional failure to fulfill a condition to the performance of the obligations of the other party or perform a covenant contained in the Merger Agreement or any fraud.

  NPS Termination Fee.

        NPS has agreed to pay SPHIL a termination fee of $155,939,696 in cash (the "NPS Termination Fee"), if the Merger Agreement is terminated:

  •
  by SPHIL pursuant to the termination right described above under clause (c)(i) of "—Termination" or by NPS pursuant to the termination right described above under clause (d)(ii) of the section above entitled "—Termination"; or

  •
  in the event that (i) the Merger Agreement is terminated by SPHIL or NPS pursuant to the termination right described above under clause (b)(i) under the section above entitled "—Termination" or by SPHIL pursuant to the termination right described under clause (c)(ii) or (b)(iii) under "—Termination," (ii) after the date of the Merger Agreement but prior to the termination of the Merger Agreement, any Acquisition Proposal is publicly announced or otherwise communicated to the NPS Board or NPS's stockholders and (iii) within 12 months after such termination of the Merger Agreement, (A) NPS enters into any definitive agreement with respect to, or the NPS Board recommends to NPS's stockholders, any Acquisition Proposal or (B) an Acquisition Proposal has been consummated (for purposes of this clause (iii) only, substituting 50% for the 30% thresholds contained in the definition of "Acquisition Proposal" described above under "—No Solicitation").

        The parties agree that other than in the case of fraud by NPS or the intentional and willful failure by NPS to fulfill a condition to the performance of the obligations of SPHIL and Purchaser under Merger Agreement, the payment of the NPS Termination Fee will be the sole and exclusive remedy available to SPHIL and Purchaser in the event it becomes due and payable, and, upon payment of the NPS Termination Fee, NPS will have no further liability to SPHIL and Purchaser with respect to the Merger Agreement or the termination thereof.

    The Confidentiality Agreement.

        NPS and Shire Human Genetic Therapies, Inc., an affiliate of SPHIL ("SHGT"), entered into a confidentiality agreement dated as of December 16, 2014 (the "Confidentiality Agreement"). As a condition to being furnished Evaluation Material (as defined in the Confidentiality Agreement), SHGT agreed, subject to certain exceptions, that, for a period of three years from the date of the Confidentiality Agreement, it would, and would cause its affiliates to, keep such Evaluation Material confidential and use it solely for the purpose of considering, evaluating, negotiating and/or implementing a possible transaction with, acquisition of or business combination with NPS and direct its representatives to whom such Evaluation Material is disclosed to act consistently with the applicable terms of the Confidentiality Agreement. The Confidentiality Agreement also restricts for a period of one year the ability of SHGT and its affiliates to, among other things: (i) effect or seek, offer or propose to effect, or announce any intention to effect, any acquisition of any securities of NPS or its subsidiaries, certain corporate transactions involving the Company or any of its subsidiaries or any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote any voting securities of NPS or any of its subsidiaries, (ii) otherwise act, alone or in concert with others, to seek to control, advise, change or influence, in any manner, the management, NPS Board or policies of NPS or (iii) make any public disclosure or take any other action that would reasonably be expected to require NPS to make any public disclosure with respect to the foregoing. In addition, the Confidentiality Agreement restricts for a period of one year the ability of SHGT and its affiliates to hire or solicit for hire certain employees of NPS and its affiliates.

        The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Purchaser has filed as an exhibit to the Schedule TO, and which you may examine and copy as set forth in "Section 8—Certain Information Concerning NPS" above.

14.
Dividends and Distributions.

        As discussed in "Section 13—The Transaction Documents—The Merger Agreement—Operating Covenants," pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, except as expressly contemplated or permitted by the Merger Agreement, required by contractual obligations in existence under contracts provided to SPHIL prior to the date of the Merger Agreement, required by applicable law or consented to in writing by SPHIL (which consent shall not be unreasonably withheld, conditioned or delayed), NPS has agreed not to, and not to permit any of its subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or a combination thereof) in respect of, any of its capital stock, except for dividends by any wholly owned subsidiary of NPS, (ii) split, combine or reclassify any of its capital stock, (iii) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any securities of NPS or its subsidiaries (or amend the terms of any such securities) (except in accordance with certain existing obligations or any such securities issued by subsidiaries to NPS or another wholly owned subsidiary of NPS) or (iv) redeem, repurchase or otherwise acquire any equity securities of NPS or any of its subsidiaries (or offer to do the same).

15.
Conditions to the Offer.

        Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or, subject to the applicable rules and regulations of the SEC, pay for any tendered Shares, if:

          (a)   the Merger Agreement has been terminated in accordance with its terms;

          (b)   immediately prior to the expiration of the Offer (as it may be extended from time to time pursuant to the Merger Agreement):

              (i)  there has not been validly tendered and not validly withdrawn in accordance with the terms of the Offer (excluding Shares tendered pursuant to notices of guaranteed delivery for which Shares have not been delivered) a number of Shares that, together with the Shares then owned by SPHIL and its subsidiaries, represents at least a majority of the Shares (the "Minimum Condition"); or

             (ii)  any applicable waiting period applicable to the Offer or the Merger under the HSR Act has not expired or has not been terminated (or any such waiting period has terminated or expired, or any such notice or approval has been obtained, subject to or conditioned on the imposition of a Burdensome Condition (as defined below under "Item 16—Certain Legal Matters; Regulatory Approvals—Regulatory Undertakings")); or

          (c)   immediately prior to the expiration of the Offer (as it may be extended from time to time pursuant to the Merger Agreement):

              (i)  there is instituted or pending any action or proceeding by any governmental authority in a jurisdiction in which NPS or any of its subsidiaries or Shire or any of its subsidiaries has meaningful operations (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by SPHIL or Purchaser or the consummation of the Merger, (B) seeking to impose any limitation on the ownership of the capital stock by SPHIL or any of its affiliates or (C) seeking to compel SPHIL, the surviving corporation or NPS or any of their respective affiliates to take or accept any Burdensome Condition (as defined below);

             (ii)  there has been any action taken, or any applicable law has been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any governmental authority in a jurisdiction in which NPS or any of its subsidiaries or Shire or any of its subsidiaries has meaningful operations (other than the application of the waiting period provisions of the HSR Act or any other competition law to the Offer or the Merger) the effect of which is to have any of the consequences referred to in paragraph (c)(i) above;

            (iii)  (A) the representations and warranties of NPS relating to its capitalization are not true and correct except for inaccuracies that would not result in an increase of one percent or more in the total consideration payable pursuant to the Offer and the Merger, (B) any of the representations and warranties of NPS relating to corporate existence and power, corporate authorization, brokers' or similar fees, financial advisor opinions and anti-takeover statutes that are qualified as to materiality or Company Material Adverse Effect are not true and correct in all respects and any such representations and warranties that are not so qualified are not true and correct in all material respects, (C) the representations and warranties of NPS relating to the existence, since September 30, 2014 and through the date of the Merger Agreement, of any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect are not true and correct in all respects or (D) any of the other representations and warranties of NPS contained in the Merger Agreement or in any certificate delivered by NPS pursuant thereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) is not true and correct with, in the case of this clause (D) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of each of clauses (A) through (D), as of the date of the Agreement and at and as of immediately prior to the expiration of the Offer as if made at and as of such times (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which must be true only as of such time);

            (iv)  NPS has failed to perform in all material respects its covenants and agreements under the Merger Agreement required to be performed prior to the expiration of the Offer prior to such time and such failure to perform has not been cured;

             (v)  there has occurred any event, occurrence, revelation or development of a state of circumstances or facts since the date of the Merger Agreement which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

            (vi)  SPHIL and Merger Subsidiary have not received a certificate executed by an authorized executive officer of NPS dated as of the date on which the Offer expires certifying that the conditions to the Offer specified in paragraphs (c)(iii), (c)(iv) and (c)(v) have been satisfied;

        As used in the Merger Agreement, "Company Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of NPS and its subsidiaries, taken as a whole, excluding any such effect to the extent resulting from (A) changes in general economic conditions, or changes in securities, credit or other financial markets, in the United States or Europe or conditions generally affecting the pharmaceutical or biotechnology industries, (B) changes (including changes or proposed changes) of applicable law or GAAP or the interpretation or enforcement thereof, (C) acts of war, sabotage or terrorism or natural disasters or public health crises involving the United States or European countries, (D) the negotiation, announcement or pendency of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the identity of, or the effect of any fact or circumstance relating to, SPHIL or any of its affiliates or any communication by SPHIL or any of its affiliates regarding plans, proposals or projections with respect to NPS, its subsidiaries or their employees, (E) the effects of (1) any breach by SPHIL or Purchaser of the terms of the Merger Agreement or (2) any action that SPHIL directs NPS or any of its subsidiaries to take or to which SPHIL specifically consents pursuant to the Merger Agreement, (F) any decline in the market price or trading volume of the Shares on Nasdaq, (G) any failure of NPS to meet any internal or public projections, forecasts, estimates of earnings or revenues or (H) any decision or action, or inaction, by the U.S. Food and Drug Administration or any equivalent foreign Health Authority, with respect to (x) the biologics license application for Natpara (parathyroid hormone (1-84)) and (y) the marketing authorization application for Natpar (parathyroid hormone (1-84)), except (1) in the case of clauses (A), (B) and (C), to the extent such changes or events materially and disproportionately affect NPS and its subsidiaries, taken as a whole, relative to other participants in the industry in which NPS and its subsidiaries operate, and (2) the exceptions set forth in clauses (F) and (G) will not prevent or otherwise affect a determination that any fact, change, event, occurrence or effect underlying or that may have contributed to such decline or failure has resulted in or contributed to a Company Material Adverse Effect, or (ii) NPS's ability to consummate the transactions contemplated by the Merger Agreement.

16.
Certain Legal Matters; Regulatory Approvals.

    Regulatory Matters.

  General.

        Based on our examination of publicly available information filed by NPS with the SEC and other publicly available information concerning NPS, we are not aware of any governmental license or regulatory permit that appears to be material to NPS's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under "—State Takeover Statutes," such approval or other action will be sought. However, except as described below under "—U.S. Antitrust," there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to NPS's business or certain parts of NPS's business might not have to be disposed of, any of which may give us the right to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "Section 15—Conditions to the Offer."

  Delaware Law.

        As a Delaware corporation, NPS is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." NPS has represented to us in the Merger Agreement that it has taken all action required to be taken in order to exempt the Offer, the Merger, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby from the restrictions on business combination of Section 203 of the DGCL.

  State Takeover Statutes.

        A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. NPS, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "Section 15—Conditions to the Offer."

  U.S. Antitrust.

        Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.

        Each of SPHIL and NPS has filed a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger with the Antitrust Division and the FTC on Friday, January 16, 2015. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on Monday, February 2, 2015, but the period may be shortened if the FTC or the Antitrust Division, as applicable, grants "early termination" of the waiting period, or it may be lengthened if SPHIL voluntarily withdraws and refiles its Premerger Notification and Report Form in order to restart the 15-day waiting period, or if the reviewing agency issues a formal request for additional information or documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten calendar days after substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or agreement of SPHIL, NPS, Purchaser and the Antitrust Division or the FTC, as applicable.

  Other Antitrust Approvals.

        Except as described above, we are not currently aware of any antitrust or merger control statutes or regulations of foreign countries that would require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein with respect to the purchase of Shares pursuant to the Offer or the Merger.

  Regulatory Review.

        The Antitrust Division and the FTC frequently scrutinize the legality of transactions such as the Offer or the Merger under applicable antitrust and competition laws. At any time before or after the consummation of any such transactions, these authorities could take such actions as they deem necessary or desirable, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Merger, divestiture of the Shares so acquired or divestiture of Shire's or NPS's assets. In some cases, private parties may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer or the Merger on antitrust or competition grounds will not be made, or if such a challenge is made, what the result will be. If any applicable waiting period under the HSR Act has not expired or been terminated, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such termination has been obtained or such applicable waiting period has expired or been terminated. See "Section 15—Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to certain governmental actions and "Section 13—The Transaction Documents—The Merger Agreement—Termination" for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.

  Regulatory Undertakings.

        The parties have agreed, as promptly as practicable following the date of the Merger Agreement (but in no event later than January 26, 2015), to file all materials initially required to be filed under the HSR Act in connection with the transactions contemplated by the Merger Agreement (an "HSR Filing"). In addition, the parties have agreed, as promptly as practicable following the date of the Merger, to make all other filings necessary or appropriate under any other applicable foreign competition law in connection with the transactions contemplated by the Merger Agreement.

        Each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using its reasonable best efforts to accomplish: (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings and (ii) the obtaining and maintaining of all licenses, authorizations, permits, consents, approvals, clearances, variances, exemptions and other confirmations required to be obtained from governmental authorities and other persons that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

        In this context, "reasonable best efforts" will include, without limitation, contesting any (i) action, suit, investigation or proceeding brought by any governmental authority in a federal, state or administrative court challenging, seeking to enjoin, restrain, prevent, prohibit or make illegal the Offer, the acceptance for payment of or payment for some or all of the Shares by SPHIL or Purchaser or the consummation of the Merger or the other transactions contemplated hereby, or seeking damages or to impose any terms or conditions in connection with the Offer, the Merger or the other transactions contemplated hereby or (ii) order, writ, decree, judgment, award, injunction or ruling that has been entered by a federal, state or administrative court that enjoins, restrains, prevents, prohibits or makes illegal the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Purchaser or the consummation of the Merger or the other transactions contemplated hereby or imposes any damages, terms or conditions in connection with the Offer, the Merger or the other transactions contemplated hereby; except that the parties agree that reasonable best efforts will not be deemed to include (A) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking, causing to be taken or refraining from taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the surviving corporation's subsidiaries or any of their respective affiliates' businesses, assets or properties, or (B) entering into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated hereby, except, in the case of the preceding clause (A) or (B), to the extent such action or actions would not reasonably be expected to be, individually or in the aggregate, material to NPS and its subsidiaries and SPHIL and its subsidiaries, taken as a whole; provided that, for such purposes, (1) impacts on the synergies expected to be realized from the Offer and the Merger will be taken into account and (2) impacts on SPHIL, NPS or any of their respective subsidiaries will be aggregated. Further, NPS (x) will not take or agree to take any action identified in clause (A) or (B) of the preceding sentence (any such action, a "Burdensome Condition") without the prior written consent of SPHIL and (y) if so requested by SPHIL, will use reasonable best efforts to take any Burdensome Condition provided that such Burdensome Condition is conditioned on the consummation of the Offer and does not reduce the Offer Price or the merger consideration.

        SPHIL and Purchaser have agreed not to take any action or agree to take any action (including by acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any third party) which is reasonably likely to prevent the obtaining of, any authorization, consent, order, declaration or approval of any governmental authority, or expiration or termination of the applicable waiting period under, any competition law by the Termination Date or delay such obtaining, expiration or termination to a date after the Termination Date.

        Notwithstanding anything in the Merger Agreement to the contrary, to the extent permitted by applicable law, SPHIL will control and lead all filings, communications, defense, litigation, negotiations and strategy relating to the HSR Act or any other competition law relating to any of the transactions contemplated by the Merger Agreement. SPHIL will consult with and consider in good faith the comments of NPS in connection with any such filing, communication, defense, litigation, negotiation or strategy and, to the extent reasonably practicable and to the extent permitted by applicable law, will give NPS the opportunity to attend and participate in any meeting or conference with any governmental authority or, in connection with any proceeding by a private party, with any other person relating to the HSR Act or any other competition law regarding any of the transactions contemplated by the Merger Agreement.

    Litigation Related to the Merger.

        As of January 23, 2015, we are aware of two putative class action lawsuits challenging the transactions contemplated by the Merger Agreement, filed by purported NPS stockholders, in the Delaware Court of Chancery against various combinations of NPS, the members of the NPS Board, Shire, SPHL and Purchaser (collectively, the "Defendants"). The actions are captioned Bragger v. NPS Pharmaceuticals, Inc. et al., Case No. 10553-VCN and Grimaldi v. NPS Pharmaceuticals, Inc. et al., Case No. 10563-VCN. The complaints generally allege, among other things, that the NPS Board breached its fiduciary duties to NPS's stockholders, and that the corporate defendants aided and abetted such breaches, by engaging in a flawed sales process, agreeing to a transaction price that does not adequately compensate stockholders and agreeing to certain deal protection provisions in the Merger Agreement that the plaintiff alleges impede or preclude a potential topping bid. The complaints seek, among other things, to enjoin the Defendants from consummating the transactions contemplated by the Merger Agreement, damages, and an award of attorneys' fees and costs.

17.
Fees and Expenses.

        Citigroup Global Markets Limited and Lazard Frères & Co. LLC (the "Shire Financial Advisors") are acting as financial advisors to Shire in connection with the Offer and the other transactions contemplated by the Merger Agreement, for which services each of the Shire Financial Advisors will receive reasonable and customary compensation. We have also agreed to reimburse each of the Shire Financial Advisors for certain reasonable out-of-pocket expenses and to indemnify each of the Shire Financial Advisors against certain liabilities, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, the Shire Financial Advisors and their respective successors and affiliates may trade Shares for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in the Shares.

        We have retained MacKenzie Partners, Inc. to act as the Information Agent and Citibank, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.
Miscellaneous.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any U.S. or foreign jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

        No person has been authorized to give any information or make any representation on behalf of Purchaser, SPHIL or any of their respective affiliates not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, NPS has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth the NPS Board Recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in "Section 8—Certain Information Concerning NPS" and "Section 9—Certain Information Concerning Purchaser and SPHIL" above.

Knight Newco 2, Inc.
January 23, 2015

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF SHIRE

        The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Shire, of which SPHIL and Purchaser are wholly owned subsidiaries, are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to a position with Shire. The principal business address of each director and executive officer is 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Susan Saltzbart Kilsby*	56	Ms. Kilsby has been a director of Shire since September 2011 and has served as the Chairman of the Board since April 2014. She is also a member of the Nomination Committee. She was formerly the Chairman of the EMEA Mergers & Acquisitions team at Credit Suisse from 2007 until 2009, and a part-time Senior Advisor until 2014. She also serves as a director of BBA Aviation plc (since April 2012), Coca Cola HBC AG (since April 2013) and Keurig Green Mountain (since July 2013), and served as a director of L'Occitane International S.A from January 2010 to December 2012.	United States and United Kingdom
Flemming Ornskov, MD*	56

Dr. Ornskov has served as Chief Executive Officer of Shire since April 2013 and as a director of Shire since January 2013. He is also the Chairman of the Executive Committee of Shire. From 2010 to 2012 he was Chief Marketing Officer and Global Head, Strategic Marketing for General and Specialty Medicine at Bayer. From 2008 to 2010, Dr. Ornskov served as Global President, Pharmaceuticals and OTC at Bausch & Lomb, Inc. Dr. Ornskov served as Non-Executive Chairman of Evotec AG from August 2008 to June 2013 and as a director of PCI Biotech Holding ASA from 2008 until 2013.

			Denmark
David John Kappler*	67

Mr. Kappler has been a director of Shire since April 2004 and has served as Senior Independent Non-Executive Director since July 2007 and Deputy Chairman since June 2008. He is also Chairman of the Nomination Committee and a member of the Audit, Compliance & Risk Committee. Mr. Kappler has served as a director of InterContinental Hotels Group plc, since May 2004. Mr. Kappler also served as Chairman of Premier Foods plc. from June 2004 to September 2010.

			United Kingdom
Dominic Blakemore*	45

Mr. Blakemore has been a director of Shire since January 2014 and is the Chairman of the Audit, Compliance & Risk Committee. He has also served as the Chief Executive Officer of Compass Group PLC since February 2012. Mr. Blakemore previously served as Chief Financial Officer of Iglo Foods Ltd. Group from October 2010 until February 2012 and as European Finance & Strategy Director, Corporate Finance Director, and Group Financial Controller at Cadbury plc from November 2008 until July 2010.

			United Kingdom

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
William Murray Burns*	67

Mr. Burns has served as a director of Shire since March 2010, and is a member of the Remuneration Committee, the Nomination Committee and the Science & Technology Committee. He also currently serves as Chairman of Masters Pharmaceuticals Limited and Biotie Therapies Corp., Vice-Chairman of Vestergaard Frandsen and as a director of Mesoblast Limited. Mr. Burns also served as the Chief Executive Officer of the pharmaceuticals division of Roche Holdings Ltd from 2005 to 2009.

			United Kingdom
Steven Gillis*	61

Dr. Gillis has been a director of Shire since October 2012 and is a member of the Audit, Compliance & Risk Committee (interim), the Remuneration Committee and the Science & Technology Committee. He currently serves as a Managing Director at ARCH Venture Partners, having joined the firm in 2005. Dr. Gillis also serves as a director of bluebird bio, Inc. (since April 2010) and Chairman of VBI Vaccines, Inc. (since July 2010).

			United States
David Ginsburg*	62

Dr. Ginsburg has served as a director of Shire since June 2010 and is Chairman of the Science & Technology Committee. Dr. Ginsburg is a James V. Neel Distinguished University Professor of Internal Medicine Human Genetics and Pediatrics at the University of Michigan and has served as a Howard Hughes Medical Institute Investigator at the University of Michigan since 1985.

			United States
Anne Elizabeth Minto*	61

Ms. Minto has been a director of Shire since June 2010, and serves as the Chairman of the Remuneration Committee and is a member of the Nomination Committee. Ms. Minto held the position of Group Director, Human Resources at Centrica plc from October 2002 to June 2011, and has been a director of Tate & Lyle PLC since December 2012 and ExlService Holdings,  Inc. since March 2013.

			United Kingdom
David Michael Stout*	60

Mr. Stout has been a director of Shire since October 2009 and is a member of the Audit, Compliance & Risk Committee and of the Remuneration Committee. He has been a director of Airgas Inc. since 1998, of Nanobio Corporation since 2008 and of Jabil Circuit, Inc. since September 2009. He also formerly served as a director of Allos Therapeutics, Inc. from 2009 until 2012.

			United States
Jeffrey Poulton	47

Mr. Poulton has served as Interim Chief Financial Officer since January 2015. Prior to this, Mr. Poulton was Head of Investor Relations of Shire from June 2014 until December 2014 and Head of the Rare Diseases Business Unit from April 2013 until May 2014. He also previously served as Senior Vice President of Commercial Operations—Americas and Asia-Pacific of Shire from July 2010 to March 2013 and as Vice President—Finance HGT (Human Genetic Therapies) from October 2007 to June 2010.

			United States

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Mark Enyedy	51

Mr. Enyedy has served as Interim General Counsel of Shire since January 1, 2015 and Head of Corporate Development of Shire since May 2014. He previously served as Shire's Internal Medicine Business Unit Head from August 2013 until April 2014. Mr. Enyedy is also a member of the Executive Committee of Shire. Prior to joining Shire, Mr. Enyedy was Chief Executive Officer at Proteostasis Therapeutics, Inc. from September 2011 until August 2013. He also served as President of Transplant, Oncology and Multiple Sclerosis at Genzyme Corporation from June 2003 until July 2011.

			United States
Phil Vickers	54

Mr. Vickers has served as Head of Research and Development of Shire since October 2013. He previously led Research and Development within Shire's Rare Diseases Business Unit from October 2010 until September 2013. Mr. Vickers is also a member of the Executive Committee of Shire. Prior to joining Shire in 2010, Mr. Vickers was the Chief Scientific Officer and President at Resolvyx Pharmaceuticals, Inc. from April 2009 until October 2010. He has also held positions at Boehringer Ingelheim Pharmaceuticals, Inc., Pfizer, Inc., and Merck & Co., Inc.

			United States
Ginger Gregory	47

Ms. Gregory has served as Shire's Chief Human Resources Officer since 2014. Ms. Gregory is also a member of the Executive Committee of Shire. Prior to joining Shire, Ms. Gregory was Head of Human Resources at Dunkin' Brands Group from February 2012 until February 2014. Ms. Gregory also previously served as Division Head of Human Resources for Novartis AG from October 2005 until February 2012, and has held roles at Bristol-Myers Squibb Company and Novo Nordisk A/S.

			United States

DIRECTORS AND EXECUTIVE OFFICERS OF SPHIL

        The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of SPHIL are set forth below. The business address of each director and executive officer is 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Michael Thomas Garry*	58	Mr. Garry has been a director of SPHIL since May 2008. He has also served as a director of Shire Pharmaceuticals Ireland Limited since September 2006.	Ireland
Fearghas MacGilp Kerr Carruthers*	44	Mr. Carruthers has been a director of SPHIL since May 2013. Mr. Carruthers joined Shire in 2009 and currently serves as Senior Vice-President—Tax.	United Kingdom
Anne-Marie Dempsey*	37

Ms. Dempsey has been a director of SPHIL since July 2011 and has served as Secretary since May 2008. She has also been a director of Shire Pharmaceuticals Ireland Limited since July 2011 and has served as Legal Counsel of Shire Pharmaceuticals Ireland Limited since August 2007.

			Ireland
Vincent Dunne*	49

Mr. Dunne has been a director of SPHIL since November 2013. He has also served as a director of Shire Pharmaceuticals Ireland Limited since November 2013. Mr. Dunne joined Shire in 2009 and is currently Head of International Supply Chain.

			Ireland
Adele Deering*	39

Ms. Deering has been a director of SPHIL since March 2011. She currently serves in the Alliance & Market Expansion and Internal Medicine Business Unit of SPHIL. Prior to joining SPHIL, Ms. Deering was an Associate Director of Corporate Development at Elan Pharmaceutical from November 2008 until February 2011.

			Ireland

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

        The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Gary Sender*	52	Mr. Sender has served as President and Treasurer of Purchaser since January 2015. Mr. Sender joined Shire in 2009 and has served as the Senior Vice-President of Finance of Shire since 2010.	United States
Ellen Stacy Rosenberg*	52	Ms. Rosenberg has served as Secretary of Purchaser since January 2015. Ms. Rosenberg joined Shire in February 2007 and has served as Senior Vice President & Associate General Counsel since 2010.	United States

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:
CITIBANK, N.A.
By Mail:	By Overnight Courier:
NPS Pharmaceuticals, Inc.	NPS Pharmaceuticals, Inc.
Citibank, N.A.	Citibank, N.A.
P.O. Box 55025	30 Dan Road, Suite 8926
Boston, MA 02205	Canton, MA 02021

        If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
 Call Toll Free (800) 322-2885
Email:tenderoffer@mackenziepartners.com

QuickLinks

  Exhibit (a)(1)(i)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER